UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Check the appropriate box:
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☒    Definitive Proxy Statement
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☐    Soliciting Material Pursuant to § 240.14a-12

Chuy’s Holdings, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒    No fee required
☐    Fee paid previously with preliminary materials
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

June 7, 2023
Dear Chuy’s Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of Chuy’s Holdings, Inc. The meeting will be held on Thursday, July 27, 2023, beginning at 9:00 a.m., Central time, at the Chuy’s headquarters located at 1623 Toomey Rd., Austin, TX 78704.
Information about the meeting and details concerning the matters to be acted upon at the meeting are described in the following notice of Annual Meeting and proxy statement. We hope that you will plan to attend the Annual Meeting.
It is important that your shares be represented. Whether or not you plan to attend the meeting, please vote using the procedures described on the notice of internet availability of proxy materials or on the proxy card or sign, date and promptly return a proxy card in the provided pre-addressed, postage-paid envelope.
We look forward to seeing you at the meeting on July 27th.
Sincerely,
Steve Hislop
Chairman, President and Chief Executive Officer

CHUY’S HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on July 27, 2023

The 2023 Annual Meeting of Stockholders of Chuy’s Holdings, Inc. (the “Company”) will be held on July 27, 2023, beginning at 9:00 a.m., Central time, at the Chuy’s headquarters located at 1623 Toomey Rd., Austin, TX 78704. The meeting will be held for the following purposes:
1.    to elect three directors to serve until the 2026 Annual Meeting of Stockholders, each for a term of three years;
2.to approve, on an advisory basis, the compensation of our named executive officers;
3.to approve the Chuy’s Holdings, Inc. 2023 Employee Stock Purchase Plan;
4.to approve an amendment to the Company’s Certificate of Incorporation to eliminate personal liability of officers for monetary damages for breach of fiduciary duty as an officer;
5.    to approve an amendment to the Company’s Bylaws to add an exclusive forum provision;
6.    to ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for 2023; and
7.    to transact such other business as may properly come before the meeting.
Information concerning the matters to be voted upon at the meeting is set forth in the accompanying proxy statement. We have also enclosed or made available to our stockholders the Company’s 2022 Annual Report. Holders of record of the Company’s common stock as of the close of business on May 30, 2023 are entitled to notice of, and to vote at, the meeting.
Your vote is very important. Whether or not you plan to attend the meeting, please vote using the procedures described on the notice of internet availability of proxy materials or on the proxy card or sign, date and promptly return a proxy card in the provided pre-addressed, postage-paid envelope.

By Order of the Board of Directors,
Tim Larson
Vice President, General Counsel and Secretary
Austin, Texas
June 7, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 27, 2023.

The Company’s Notice of Annual Meeting, Proxy Statement and 2022 Annual Report to Stockholders are available on the internet at www.proxyvote.com.

Table of Contents

Page

Proxy Statement	1
Proposal 1 – Election of Directors	4
Proposal 2 – Advisory Vote to Approve the Compensation of our Named Executive Officers	6
Proposal 3 – Approval of the Chuy's Holdings, Inc. 2023 Employee Stock Purchase Plan	7
Proposal 4 – Approval of an Amendment to the Company's Certificate of Incorporation to Eliminate Personal Liability of Officers for Monetary Damages for Breach of Fiduciary Duty as an Officer	11
Proposal 5 - Approval of an Amendment to the Company's Bylaws to Add an Exclusive Forum Provision	13
Proposal 6 - Ratification of the Appointment of RSM US LLP as the Company’s Independent Registered Public Accounting Firm for 2023	15
The Board, Its Committees and Its Compensation	16
Executive Officers	23
Executive Compensation	24
Certain Relationships and Related Party Transactions	41
Equity Compensation Plan Information	41
Security Ownership of Management and Certain Beneficial Holders	42
Audit Committee Report	44
Independent Public Accountants	45
Shareholder Proposals for the 2024 Annual Meeting of Shareholders	45
Householding	46
Availability of Form 10-K	46
Other Matters	47
Appendix A: Proposed 2023 Employee Stock Purchase Plan	48
Appendix B: Proposed Amendment to the Company's Certificate of Incorporation to Eliminate Personal Liability of Officers for Monetary Damages for Breach of Fiduciary Duty as an Officer	60
Appendix C: Proposed Amendment to the Company's Bylaws to Designate an Exclusive Forum for Certain Litigation	61

-i-

Chuy’s Holdings, Inc.
1623 Toomey Road
Austin, Texas 78704

PROXY STATEMENT

This proxy statement provides information in connection with the solicitation of proxies by the board of directors of Chuy’s Holdings, Inc. (the “Company”) for use at the Company’s 2023 Annual Meeting of Stockholders or any postponement or adjournment thereof (the “Annual Meeting”) to be held on Thursday, July 27, 2023, beginning at 9:00 a.m., Central time, at the Chuy’s headquarters located at 1623 Toomey Rd., Austin, TX 78704. This proxy statement also provides information you will need in order to consider and act upon the matters specified in the accompanying notice of Annual Meeting. A Notice of Internet Availability of Proxy Materials (the “Notice”) and this proxy statement and proxy card, are being mailed to stockholders beginning on or about June 9, 2023.
Record holders of the Company’s common stock as of the close of business on May 30, 2023 are entitled to vote at the Annual Meeting. Each record holder of common stock on that date is entitled to one vote at the Annual Meeting for each share of common stock held. As of May 30, 2023, there were 18,045,286 shares of common stock outstanding.
You cannot vote your shares unless you are present at the Annual Meeting or you have previously given your proxy. You can vote by proxy in one of three ways:
•by internet: visit the website shown on your Notice or proxy card and follow the instructions; or
•by telephone: dial the toll-free number shown on your proxy card and follow the instructions; or
•in writing: sign, date, and return a proxy card in the provided pre-addressed, postage-paid envelope.
You may revoke your proxy at any time prior to the vote at the Annual Meeting by:
•delivering a written notice revoking your proxy to the Company’s Secretary at the address above;
•delivering a new proxy bearing a date after the date of the proxy being revoked; or
•voting in person at the Annual Meeting.
Unless revoked as described above, all properly executed proxies, will be voted at the Annual Meeting in accordance with your directions on the proxy. If a properly executed proxy gives no specific instructions, the shares of common stock represented by your proxy will be voted:
•FOR the election of the three nominees to serve as directors until the 2026 Annual Meeting of Stockholders;
•FOR the approval of the compensation of our named executive officers;
•FOR the approval of the Chuy’s Holdings, Inc. 2023 Employee Stock Purchase Plan;
•FOR the approval of an amendment to the Company’s Certificate of Incorporation to eliminate personal liability of officers for monetary damages for breach of fiduciary duty as an officer;
•FOR the approval of an amendment to the Company’s Bylaws to add an exclusive forum provision;
•.FOR the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for 2023; and
•.at the discretion of the proxy holders with regard to any other matter that is properly presented at the Annual Meeting.

If you own shares of common stock held in “street name” and you do not instruct your broker how to vote your shares using the instructions your broker provides you, your shares will be voted in the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for 2023, but not for any other proposal. To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.
Holders of a majority of the outstanding shares of the Company’s common stock must be present, either in person or by proxy, to constitute a quorum necessary to conduct the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum and are considered present and entitled to vote.
The following table sets forth the voting requirements, whether broker discretionary voting is allowed and the treatment of abstentions and broker non-votes for each of the matters to be voted on at the Annual Meeting.

Proposal	Vote Necessary to Approve Proposal	Broker Discretionary Voting Allowed?	Treatment of Abstentions and Broker Non-Votes
No. 1 - Election of directors	Plurality (that is, the largest number) of the votes cast	No	Abstentions and broker non-votes are not considered votes cast and will have no effect on the matter
No. 2 - Approval of the compensation of our named executive officers, as disclosed in this proxy statement	Affirmative vote of the majority of the votes of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the matter	No	Abstentions will have the effect of a vote cast against the matter Broker non-votes are not considered entitled to vote on the matter and will have no effect on the matter
No. 3 - Approval of the Chuy’s Holdings, Inc. 2023 Employee Stock Purchase Plan	Affirmative vote of the majority of the votes of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the matter	No	Abstentions will have the effect of a vote cast against the matter Broker non-votes are not considered entitled to vote on the matter and will have no effect on the matter
No. 4 - Approval of an amendment to the Company’s Certificate of Incorporation to eliminate personal liability of officers for monetary damages for breach of fiduciary duty as an officer	Affirmative vote of a majority of the outstanding shares of our common stock	No	Abstentions and broker non-votes will have the effect of a vote cast against the matter
No. 5 - Approval of an amendment to the Company’s Bylaws to add an exclusive forum provision	Affirmative vote of the majority of the votes of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the matter	No	Abstentions will have the effect of a vote cast against the matter Broker non-votes are not considered entitled to vote on the matter and will have no effect on the matter
No. 6 - Ratification of the appointment of RSM US LLP	Affirmative vote of the majority of the votes of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the matter	Yes	Abstentions will have the effect of a vote cast against the matter
Attendance at the Annual Meeting will be limited to stockholders of record and beneficial owners who provide proof of beneficial ownership as of the record date (such as an account statement, a copy of the voting instruction card provided by a broker, bank, trustee, or nominee, or other similar evidence of ownership).

The Company pays the costs of soliciting proxies. We have engaged Georgeson, Inc. to serve as our proxy solicitor for the Annual Meeting at a base fee of $9,500 plus reimbursement of reasonable expenses. Georgeson will provide advice relating to the content of solicitation materials, solicit banks, brokers, institutional investors, and hedge funds to determine voting instructions, monitor voting, and deliver executed proxies to our voting tabulator. Our employees also may solicit proxies by telephone or in person. However, they will not receive additional compensation for soliciting proxies. The Company may request banks, brokers, and other custodians, nominees, and fiduciaries to forward copies of these proxy materials to the beneficial holders and to request instructions for the execution of proxies. The Company may reimburse these persons for their related expenses. Proxies are solicited to provide all record holders of the Company’s common stock an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting in person.

Proposal 1 –
Election of Directors
At the Annual Meeting, three directors will be elected to serve three-year terms expiring at our Annual Meeting of Stockholders in 2026. This section contains information relating to the three director nominees and the directors whose terms of office continue after the Annual Meeting. The director nominees were selected by the Nominating and Corporate Governance Committee and approved by the board of directors for submission to the stockholders. A non-management director initially recommended that the nominating and corporate governance committee consider Ms. Bilney as a potential director candidate. The nominees for election are Mr. Hislop, Mr. Howie and Ms. Bilney. All currently serve as directors.
The board of directors recommends a vote “FOR” the election of each of the nominees.
Nominees to be elected for terms expiring at the Annual Meeting in 2026
Steve Hislop, age 63, has served as President, Chief Executive Officer and a member of our board of directors since July 2007 and chairman of the board since May 2018. Mr. Hislop serves as President and Chief Executive Officer pursuant to the terms of an employment agreement between him and the Company. From July 2006 through June 2007, Steve was President and Chief Executive Officer of Sam Seltzer Steak House. Prior to that, Steve served as the Concept President and a member of the board of directors of O’Charley’s Restaurants, where he helped grow the business from 12 restaurants to a multi-concept company with 347 restaurants. Steve currently serves on the board of directors of Not Your Average Joe's, Inc. and Silver Diner, Inc., which are privately held companies. The board concluded that Steve should serve as a director based upon his operational expertise, knowledge of the restaurant industry and leadership experience.
Jon Howie, age 55, has served as our Chief Financial Officer since August 2011, as our Vice President since April 2013 and as a member of the board since May 2018. Mr. Howie serves as Vice President and Chief Financial Officer pursuant to the terms of an employment agreement between him and the Company. From March 2007 to July 2011, Jon served as the Chief Financial Officer of Del Frisco’s Restaurant Group, LLC. Prior to that, he served for five years as Controller and was then promoted to Chief Accounting Officer and then to Chief Financial Officer of Lone Star Steakhouse & Saloon, Inc. Jon is a certified public accountant and prior to joining Lone Star Steakhouse & Saloon, Inc. was employed as an Audit Senior Manager with Grant Thornton, LLP for one year and served at Ernst & Young LLP for 10 years where he held various audit positions of increasing responsibilities, including Audit Senior Manager. At Grant Thornton and Ernst & Young, he served as an accounting and business advisor to both private and public companies and advised a number of these companies in conjunction with their initial and secondary public offerings. The board concluded that Jon should serve as a director based upon his knowledge of the restaurant industry and our Company and his financial and leadership experience.
Jody Bilney, age 61, has served as a member of our board since April 2021. Jody served as the Chief Consumer Officer of Humana, Inc., a healthcare company, from 2013 until her retirement in 2020, where she led its transformation into a consumer-driven health enterprise across brand development, marketing, the consumer experience, digital, consumer analytics and corporate reputation enhancement. She also was responsible for the company’s Wellness Solutions business. Prior to Humana, Ms. Bilney served as Executive Vice President and Chief Brand Officer for Bloomin’ Brands, Inc., an upscale-casual dining restaurant company with Outback Steakhouse as its flagship chain from 2006 to 2013. There she headed various departments including brand and business strategy, marketing, corporate communications and business development across the enterprise. She was also a key member of the management team that positioned the company for a successful IPO in 2012. Prior to Bloomin’ Brands, she held senior executive positions at Charles Schwab and Verizon, where she led consumer-focused brand-transformation initiatives. Ms. Bilney is a member of the Board of Directors of Masonite, Inc (NYSE: DOOR), Alignment Healthcare (NASDAQ: ALHC) and Cracker Barrel Old Country Store, Inc. (NASDAQ: CBRL). She earned a Bachelor of Science degree in Economics, with a minor in Marketing, from Clemson University. The board concluded that Jody should serve as a director based on her knowledge of the restaurant industry and her extensive brand development and business strategy experience.
Current directors whose terms expire at the Annual Meeting in 2024
Randall DeWitt, age 64, has served as a member of our board since October 2016. Randall is a well-known restaurant executive with over 29 years of restaurant experience. Randall is the Founder and has been the Chairman of FB Society, formerly known as Front Burner Restaurants since April 1994. FB Society currently has seven different concepts and is known for developing innovative restaurant concepts that span the fast casual, casual and upscale casual dining segments. FB Society operates, among others, Whiskey Cake, Sixty Vines, Mexican Sugar, and Haywire. Prior to founding FB Society, Randall worked for ten years in commercial real estate development and sales. The board concluded that Randall should serve as a director based on his operational and business development experience within the restaurant industry.
Current directors whose terms expire at the Annual Meeting in 2025
Saed Mohseni, age 60, has served as a member of our board since September 2012 and has served as our lead independent director since May 2018. Saed served as the President and Chief Executive Officer and a director of Bob Evans Farms, Inc. from January 2016 until May 2017. In May 2017, he became the Chief Executive Officer of Bob Evans Restaurants, LLC and served in that position through May 2021. Since June 2021, he has served as the Executive Chairman and a member of the board of directors for Bob Evans Restaurants, LLC. Saed has more than 30 years of management experience in the restaurant industry. Prior to joining Bob Evans Farms, Inc., he served as director, President and Chief Executive Officer of Bravo Brio Restaurant Group, Inc., the parent company of BRAVO! Cucina Italiana, and BRIO Tuscan Grille restaurant chains, from 2007 to 2015. He assumed the additional role of President in 2009 and led the company through the IPO process in 2010. Prior to joining Bravo Brio, Saed worked at McCormick & Schmick for 21 years, where he held positions of increasing responsibility, including serving as a director from 2004 to 2007 and as Chief Executive Officer from 2000 to 2007 he led the company through the IPO process in 2004. Saed attended Portland State University and Oregon State University. The board concluded that Saed should serve as a director based upon his experience as an executive and board member and his knowledge of the restaurant industry.
Ira Zecher, age 70, has served as a member of our board since June 2011. Ira has been a Managing Member of ILZ, LLC, an accounting consulting firm since 2010. He previously served as a director, audit committee chairman and nominating and corporate governance committee member of the board of The Habit Restaurants, Inc. from August 2014 to March 2020 and as a director, audit committee chairman and compensation committee member of the board of Norcraft Companies, Inc. from October 2013 to May 2015. Prior to joining the Chuy’s board, Mr. Zecher was with Ernst & Young LLP, a registered public accounting firm, for over 36 years until his retirement as a Partner in 2010. From 1986 to 2010, he served as a Senior Transaction Advisory Services Partner and Far East Private Equity Leader for Ernst & Young, where he advised clients on mergers and acquisitions across a broad range of industries. Prior to joining the transaction advisory services group, Ira provided accounting, audit and business-advisory services to both public and private clients. He received his Bachelor's degree from Queens College of the City of New York. He is also a certified public accountant, a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. He also completed the Executive Program of the Kellogg School of Management at Northwestern University. From 2010 to 2013, he taught in the Graduate Accounting program at Rutgers, the State University of New Jersey. The board concluded that Ira should serve as a director based upon his extensive professional accounting and financial expertise, which allows him to provide key contributions to the board on financial, accounting, corporate governance and strategic matters.

Proposal 2 –
Advisory Vote to Approve the Compensation of
our Named Executive Officers

Pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are submitting the compensation of our named executive officers as disclosed in this proxy statement to our stockholders for an advisory vote.
As described below under the heading “Executive Compensation,” we seek to provide compensation to each named executive officer that is designed to attract, motivate and retain our executive officers. Our compensation program is designed to reward both individual and company performance, while aligning the financial interests of each named executive officer with the interests of our stockholders. The compensation committee sets compensation for each named executive officer at a level it believes is appropriate considering each named executive officer’s annual review, level of responsibility, awards and compensation paid in the past year and progress toward or attainment of previously set personal and corporate goals and objectives.
The vote on this proposal is not intended to address any specific element of compensation. Rather, the vote relates to the overall compensation of our named executive officers, as described under the heading “Executive Compensation” in this proxy statement. We are asking our stockholders to approve the following advisory resolution at our Annual Meeting:
“RESOLVED, that the compensation of the Company’s named executive officers, as disclosed pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
The vote is advisory and is not binding on the Company, our board of directors or the compensation committee. However, the compensation committee expects to consider the outcome of this advisory vote in evaluating whether any actions are appropriate with respect to our compensation program for our executive officers. At our 2018 annual meeting of stockholders, a majority of our stockholders voted in favor of holding advisory votes on the compensation of our named executive officers on an annual basis. In light of this vote, our board of directors determined to hold such advisory votes annually. Unless our board of directors determines otherwise, we will continue to hold advisory votes on the compensation of our named executive officers on an annual basis. The next advisory vote following this year’s vote will be held at the 2024 annual meeting of stockholders.
The board of directors recommends a vote “FOR” the approval of the compensation of our named executive officers.

Proposal 3 –
Approval of the Chuy's Holdings, Inc. 2023 Employee Stock Purchase Plan

Overview
We are asking stockholders to approve the Chuy’s Holdings, Inc. 2023 Employee Stock Purchase Plan (the “ESPP”). Our board of directors approved the ESPP, subject to stockholder approval, at the April 27, 2023 meeting of the board. The purpose of the ESPP is to encourage employee stock ownership, thus aligning employee interests with those of our stockholders, and to enhance the ability of the Company to attract, motivate and retain qualified employees. We believe that the ESPP will offer a convenient means for our employees who might not otherwise own our common stock to purchase and hold shares.
A copy of the ESPP is attached hereto as Appendix A. A more complete understanding of the ESPP’s terms is available by reading the ESPP in its entirety. We are seeking stockholder approval to qualify the ESPP as an “employee stock purchase plan” under Section 423 of the Code and the related regulations.
Shares Subject to the ESPP
The ESPP will cover an aggregate of 500,000 shares of the Company’s common stock. To prevent dilution or enlargement of the rights of participants under the ESPP, appropriate adjustments will be made if any change is made to our outstanding common stock by reason of any merger, reorganization, consolidation, recapitalization, dividend or distribution, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting our common stock or its value.
ESPP Participants
Generally, all of our employees will be eligible to participate if they are customarily employed by us, or any participating subsidiary, for at least 20 hours per week. However, the plan administrator has certain discretion to vary the eligibility requirements. Specifically, the plan administrator may, prior to an enrollment date for all options granted on such enrollment date in an offering, determine that any of the following is or is not eligible to participate in such offering period: an employee who (i) has not completed at least two years of service (or a lesser period of time determined by the plan administrator) since his or her last hire date, (ii) customarily works not more than 20 hours per week (or a lesser period of time determined by the plan administrator), (iii) customarily works not more than five months per calendar year (or a lesser period of time determined by the plan administrator), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act. It is expected that approximately 2,000 employees will be eligible to participate in the ESPP.
However, an employee may not be granted rights to purchase shares of our common stock under the ESPP if such employee immediately after the grant would own capital stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or holds rights to purchase shares of our common stock under all of our employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of shares of our common stock for each calendar year.
Administration
The ESPP will be administered by the board or any committee designated by the board. The plan administrator has broad power to make determinations under the ESPP, to interpret the terms of the ESPP and to establish rules and regulations for its administration. The plan administrator determines whether offers will be made and the beginning and ending dates of the related purchase periods. The plan administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, delegate ministerial duties to any of our employees, supply omissions or correct defects in the ESPP, designate separate offerings under the ESPP, designate our subsidiaries and affiliates as participating in the ESPP, determine eligibility, adjudicate all disputed claims filed under the ESPP and establish procedures that it deems necessary for the administration of the ESPP. The plan administrator’s findings, decisions and determinations are final and binding on all participants to the full extent permitted by law.
Purchases Under the ESPP
The plan administrator will determine the length of each offering period. An offering period may be not less than one month nor more than 27 months. We anticipate initiating the ESPP with 12-month offering periods, with each offering period having four three-month purchase periods. The plan administrator determines the purchase price at which shares may be purchased by participants, which will not be less than the lesser of 85% of the fair market value per share of our common stock on the first day of the purchase period or 85% of the fair market value per share on the last day of the purchase period. The plan administrator will determine whether the participants will be subject to any minimum holding period for the shares of common stock purchased under the ESPP.
Prior to the first day of each offering period, each participant will make an election to participate during the offering period. At the end of each purchase period, the participant will receive a number of shares, determined on the last day of the purchase period, equal to the payroll deductions credited during the purchase period divided by the applicable purchase price, except that no fractional shares may be purchased under the ESPP. We intend to initially set the purchase price at a 10% discount from the lesser of the closing price on the first day of the offering period and the closing price on the purchase date. A participant may not purchase shares with a fair market value greater than $25,000 under the ESPP in any calendar year. The plan administrator may, however, modify at its discretion the discount, purchase period, purchase date and other aspects of the ESPP design within the ESPP parameters from time to time.
Participants may purchase shares only by submitting an election form during the election period established by the plan administrator prior to the beginning of each offering period, stating the participant’s election to have after-tax payroll deductions made for the purpose of participating in the ESPP. After initial enrollment in the ESPP, payroll deductions will continue from offering period to offering period unless the participant makes another election to terminate his or her payroll deductions, terminates his or her employment with the Company or becomes ineligible to participate in the ESPP. The amounts deducted will be credited to the participant’s account under the ESPP until the purchase date, but we will not pay any interest on the deducted amounts.
Participants may end their participation at any time during an offering period in accordance with any applicable insider trading policies by submitting to the Company’s stock administration office a written notice of withdrawal in the form determined by the plan administrator or by following an electronic or other withdrawal procedure determined by the plan administrator. In such case, participants will be paid their accrued contributions that have not yet been used to purchase shares of our common stock. Additionally, participation ends automatically upon termination of employment with us. If sufficient shares are not available in any purchase period under the ESPP, the available shares will be allocated pro rata among the participants in that purchase period in the same proportion that their base compensation bears to the total of the base compensations of all participants for that purchase period. Any amounts not applied to the purchase of common stock will be refunded to the participants after the end of the purchase period without interest.
Restriction on Transfer
The right to acquire shares under the ESPP is not transferable.
Change in Control
If there is a change in control of the Company, each right to purchase shares under the ESPP will be assumed or an equivalent right to purchase shares will be substituted by the successor corporation or a parent or subsidiary of such corporation. If the successor corporation fails to assume or substitute for the ESPP purchase rights, the plan administrator will shorten the offering period covered by such ESPP purchase right by setting a new exercise date on which such offering period will end. The new exercise date will occur before the change in control. The plan administrator will notify each participant in writing or electronically prior to the new exercise date, that the exercise date for the participant’s purchase rights has been changed to the new exercise date and the participant’s purchase rights will be exercised automatically on the new exercise date, unless prior to such date the participant has withdrawn from the offering period.
Amendment and Termination of the ESPP
The plan administrator has the authority to amend, suspend or terminate the ESPP unless the amendment requires stockholder approval pursuant to Section 423 of the Code, other applicable laws or stock exchange rules. The ESPP shall continue in effect for 10 years after the date of stockholder approval.
Application of Funds
We may use the proceeds from the sale of our common stock pursuant to the ESPP for any corporate purpose.
Material U.S. Federal Income Tax Consequences
The following discussion of certain relevant United States federal income tax consequences applicable to the purchase of shares under the ESPP is only a summary of certain of the United States federal income tax consequences applicable to United States residents under the ESPP, and reference is made to the Code for a complete statement of all relevant federal tax provisions. No consideration has been given to the effects of foreign, state, local and other laws (tax or other) on the ESPP or on a participant, which laws will vary depending upon the particular jurisdiction or jurisdictions involved. In particular, participants who are stationed outside the United States may be subject to foreign taxes as a result of the ESPP.
No taxable income will be recognized by a participant, and no deductions will be allowable to the Company upon either the grant or the exercise of rights to purchase shares. A participant only will recognize income when the shares acquired under the ESPP are sold or otherwise disposed of.
The tax due upon sale or other disposition of the acquired shares depends on the length of time that the participant holds the shares.
If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the offering period pursuant to which the shares were acquired or within one year after the actual purchase date of those shares, the participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares. The Company will be entitled to a corresponding income tax deduction for the amount of income recognized for the taxable year in which such disposition occurs. The amount of this ordinary income will be added to the participant’s basis in the shares, and any additional gain or loss recognized upon the sale or disposition will be a capital gain or loss.
If the participant sells or disposes of the purchased shares more than two years after the start date of the offering period pursuant to which the shares were acquired and more than one year after the actual purchase date of those shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares, or (ii) 15% (or such lesser discount in price) of the fair market value of the shares on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Alternatively, if the fair market value of the shares on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. The Company will not be entitled to an income tax deduction with respect to such disposition.
The tax consequences to a participant may vary depending upon the participant’s individual situation. In addition, various state laws may provide for tax consequences that vary significantly from those described above.

New Plan Benefits
Participation in the ESPP is entirely within the discretion of the eligible employees. Because we cannot presently determine the participation levels by employee, the rate of contributions by employees and the eventual purchase price under the ESPP, it is not possible to determine the value of benefits which may be obtained by executive officers and other employees under the ESPP. Non-employee directors are not eligible to participate in the ESPP.
The board of directors recommends a vote “FOR” the approval of the Chuy’s Holdings, Inc. 2023 Employee Stock Purchase Plan.

Proposal 4 –
Approval of an Amendment to the Company's Certificate of Incorporation to Eliminate Personal Liability of Officers for Monetary Damages for Breach of Fiduciary Duty as an Officer

We are asking stockholders to approve an amendment to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), which currently limits the monetary liability of directors in certain circumstances pursuant to and consistent with Section 102(b)(7) of the General Corporation Law of the State of Delaware (“DGCL”). Effective August 1, 2022, Section 102(b)(7) of the DGCL was amended to authorize exculpation of specified officers of Delaware corporations. Specifically, the amendments permit Delaware corporations to include a provision in their certificates of incorporation to exculpate certain officers, in addition to their directors, for personal liability for breach of the duty of care in certain actions. The board is proposing to amend the Company’s Certificate of Incorporation to include a provision that extends exculpation to certain officers of the Company in specific circumstances, to the extent permitted by Delaware law (the “Exculpation Amendment”).
As amended, Section 102(b)(7) of the DGCL only permits exculpation for direct claims brought by stockholders for breach of an officer’s fiduciary duty of care, including class actions, and accordingly would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the Company itself or for derivative claims brought by stockholders in the name of the Company. Furthermore, consistent with the protections currently afforded to our directors under Article VIII of our Certificate of Incorporation, the Exculpation Amendment would not limit the liability of officers for any breach of the duty of loyalty to the Company or our stockholders, any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, and any transaction from which the officer derived an improper personal benefit.
The Exculpation Amendment will not be retroactive to any act or omission occurring prior to its effective date. Further, the exculpation would only apply to certain officers, namely a person who (during the course of conduct alleged to be wrongful) (i) is or was president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer; (ii) is or was identified in the Company’s public filings with the SEC as one of the most highly compensated executive officers of the Company; or (iii) has, by written agreement with the Company, consented to be identified as an officer for purposes of accepting service of process.
As part of the board’s ongoing evaluation of the Company’s corporate governance practices, the board considered the benefits and detriments of eliminating the personal liability of its officers under certain circumstances.
We believe adopting the Exculpation Amendment would enable the Company’s officers to exercise their business judgment in furtherance of our stockholders’ interests without the potential distraction of risking personal liability. Further, enhancing the Company’s ability to retain and attract experienced officers is in the Company’s best interests and the Company should seek to assure such persons that exculpation under certain circumstances is available. We believe that failing to adopt the Exculpation Amendment could impact the Company’s recruitment and retention of exceptional officer candidates who conclude that the potential exposure to liabilities, costs of defense, and other risks of proceedings exceeds the benefits of serving as an officer of the Company.
Prior to the amendment of Section 102(b)(7) of the DGCL, Delaware law permitted Delaware corporations to exculpate directors from personal liability for monetary damages associated with breaches of the duty of care, but that protection did not extend to a Delaware corporation’s officers. Consequently, stockholder plaintiffs have employed the tactic of bringing certain claims that would otherwise be exculpated if brought against directors against officers to avoid dismissal of such claims. The amendment to Section 102(b)(7) of the DGCL addressed this inconsistent treatment between officers and directors and the rising litigation and insurance costs for stockholders. Accordingly, the Exculpation Amendment will generally align the protections available to directors with those available to officers. Further, the Exculpation Amendment will not negatively impact stockholder rights, considering the narrow class and type of claims for which officers’ liability would be exculpated. In addition, the

Company is not proposing the Exculpation Amendment in anticipation of any specific litigation confronting the Company; the Exculpation Amendment is being proposed on a prospective basis to help mitigate potential future harm to the Company and its stockholders.
Based on the benefits the board believes would accrue to the Company and its stockholders in the form of an enhanced ability to attract and retain talented officers and addressing rising litigation and insurance costs for stockholders, the board recommends that our stockholders approve the Exculpation Amendment as described herein.
The discussion above is qualified in its entirety by reference to the full text of the proposed Exculpation Amendment, which is attached hereto as Appendix B. If the stockholders approve the Exculpation Amendment at the Annual Meeting, the Company will file a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware that includes the Exculpation Amendment.
The board of directors recommends a vote “FOR” the approval of an amendment to the Company’s Certificate of Incorporation to eliminate personal liability of officers for monetary damages for breach of fiduciary duty as an officer.

Proposal 5 –
Approval of an Amendment to the Company's Bylaws to Add an Exclusive Forum Provision

Our board has approved and recommends that our stockholders approve an amendment to our Bylaws (the “Exclusive Forum Amendment”) to add an exclusive forum provision which would specify that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933 (the “Federal Forum Provision”) and a state court located within the State of Delaware will be the exclusive forum for Delaware Law Claims, as defined below (the “Delaware Forum Provision” collectively, the “Exclusive Forum Provision”).
Assuming that stockholders approve this proposal, the principal effects will be that unless the Company consents in writing to the selection of an alternative forum:
•the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision; and
•the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders; (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the DGCL, the Company’s Amended and Restated Certificate of Incorporation or the Company’s Bylaws; (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Company’s Amended and Restated Certificate of Incorporation or the Company’s Bylaws (including any right, obligation, or remedy thereunder); (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or (vi) any action asserting a claim against the Company or any director or officer or other employee of the Company that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants (clauses (i) – (vi), the “Delaware Law Claims”).
The Exclusive Forum Provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
We believe that the Federal Forum Provision is in the best interests of the Company. Our board considered a number of factors prior to recommending the Federal Forum Provision as a prudent and proactive means for managing this type of potential litigation and to promote efficient and consistent resolutions in the event this type of litigation arises, including:
(i)     the potential for costly, duplicative litigation involving multiple lawsuits in multiple jurisdictions regarding essentially the same claims under the Securities Act of 1933, which could result in increased litigation expenses and greater uncertainty regarding outcomes that may be inconsistent when two or more similar cases proceed in different courts;
(ii)    the experience and expertise of the U.S. federal district courts in addressing issues and claims under the Securities Act of 1933 and federal case law regarding the same;

(iii)    the risk that a state court may not interpret or apply federal law, specifically the Securities Act of 1933, in the same manner as the U.S. federal district courts would be expected to do, or may handle procedural aspects differently than the U.S. federal district courts would be expected to do;
(iv)    the benefits of adopting the Federal Forum Provision when the Company is not facing any actual or threatened shareholder lawsuits under the Securities Act of 1933; and
(v)    the views of proxy advisors and certain institutional investors with respect to federal forum provisions.
Moreover, the Federal Forum Provision would not specify any particular U.S. federal district court as the exclusive forum for claims under the Securities Act of 1933, so a plaintiff could select, on the basis of convenience or for other reasons, the U.S. federal district courts in any state as the forum for any such claim. The Federal Forum Provision gives us the flexibility to consent to an alternative forum when we deem appropriate. In addition, we are not proposing the Exclusive Forum Provision in anticipation of any specific litigation confronting the Company; the Exclusive Forum Provision is being proposed on a prospective basis to help mitigate potential future harm to the Company and its shareholders.
We also believe that the Delaware Forum Provision is in the best interests of the Company and will help maximize stockholder value by allowing us to be able to draw upon Delaware’s well-established principles of corporate governance in making business and legal decisions. The Delaware legislature is sensitive to issues of corporate law and responsive to developments in modern corporate law. Delaware’s specialized Chancery Court deals almost exclusively with corporate law and has streamlined procedures and processes to provide relatively quick decisions. In addition, the Delaware Supreme Court, the only Delaware appeals court, is highly regarded. These courts have considerable expertise in dealing with corporate issues and have developed a substantial and influential body of corporate case law. Further, we believe that stockholders and the Company will benefit from the responsiveness of the Delaware courts. Therefore, the prominence, predictability and proactivity of the Delaware courts provides a reliable forum where our governance decisions can be based and litigated.
Although we could adopt the Exclusive Forum Provision without obtaining stockholder approval, we determined that it would be in the best interests of the Company and our stockholders, and consistent with our commitment to strong corporate governance practices, for our stockholders to have the opportunity to consider and act upon the Exclusive Forum Provision.
The discussion above is qualified in its entirety by reference to the full text of the Exclusive Forum Amendment to the Bylaws, which is attached hereto as Appendix C. If the stockholders approve the Exclusive Forum Amendment at the Annual Meeting, the Bylaws will be amended to add the Exclusive Forum Provision.
The board of directors recommends a vote “FOR” the approval of an amendment to the Company’s Bylaws to add an exclusive forum provision.

Proposal 6 -
Ratification of the Appointment of
RSM US LLP as the Company’s Independent
Registered Public Accounting Firm for 2023
The audit committee has appointed RSM US LLP as the Company’s independent registered public accounting firm for 2023. The board of directors is asking stockholders to ratify this appointment. Securities and Exchange Commission (“SEC”) regulations and the Nasdaq listing requirements require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the audit committee. However, the board of directors considers the selection of an independent registered public accounting firm to be an important matter to stockholders. Accordingly, the board of directors considers a proposal for stockholders to ratify this appointment to be an opportunity for stockholders to provide input to the audit committee and the board of directors on a key corporate governance issue.
Representatives of RSM US LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement. They will also be available to respond to appropriate questions. For additional information regarding our independent registered public accounting firm, see “Independent Public Accountants.”
The board of directors recommends a vote “FOR” the ratification of RSM US LLP as the Company’s independent registered public accounting firm for 2023.

The Board, Its Committees and Its Compensation
Board of Directors
Effective February 9, 2023, Starlette Johnson resigned from the Board of Directors. As a result, our board of directors reduced the size of the board of directors to six members, four of whom are non-employee directors. The board of directors is divided into three classes, with each class serving three-year terms. The term of one class expires at each Annual Meeting of Stockholders.
Director Compensation
The elements of compensation payable to our non-employee directors in 2022 are briefly described in the following table:

Board Service:
Annual cash retainer	$45,000
Annual equity award grant	$45,000
Lead Independent Director annual cash retainer	$5,000
Board Committee Service:
Audit Committee Chair annual cash retainer	$10,000
Compensation Committee Chair annual cash retainer	$5,000
Nominating & Corporate Governance Committee Chair annual cash retainer	$2,500
Our non-employee directors receive compensation for their services as directors. Our Lead Independent Director and our Committee Chairs receive additional compensation for their service. We reimburse directors for all expenses incurred in attending board meetings.
Grants of equity awards to members of our board of directors are made under the 2020 Omnibus Incentive Plan (the “2020 Plan”). These equity awards vest 25% on each of the first four anniversaries of the grant date.
Director Compensation Table
The following table provides information regarding the compensation of our non-employee directors for the year ended December 25, 2022:

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)(1)	TOTAL ($)
Starlette Johnson (2)	48,750	44,992	93,742
Saed Mohseni	52,500	44,992	97,492
Ira Zecher	55,000	44,992	99,992
Randall DeWitt	45,000	44,992	89,992
Jody Bilney	46,250	44,992	91,242
(1)These restricted stock units were granted on March 1, 2022 and vest 25% on each of the first four anniversaries of the grant date. The grant date fair value of each award was equal to the closing price of the Company's stock on the date of grant or $31.31, as calculated in accordance with FASB ASC Topic 718. See Note 9 to our consolidated financial statements included in our Annual Report for information regarding the assumptions made in determining these values.
(2)Starlette Johnson resigned effective February 9, 2023.

The following table provides information regarding the aggregate number of restricted stock unit awards held by our non-employee directors as of December 25, 2022:

NAME	AGGREGATE RESTRICTED STOCK UNIT AWARDS
Starlette Johnson (1)	4,007
Saed Mohseni	4,007
Ira Zecher	4,007
Randall DeWitt	4,007
Jody Bilney	2,158
(1)Starlette Johnson resigned effective February 9, 2023.
Director Independence
Our board of directors will review at least annually the independence of each director. During these reviews, the board will consider transactions and relationships between each director (and his or her immediate family and affiliates) and our Company and its management to determine whether any such transactions or relationships are inconsistent with a determination that the director is independent. This review will be based primarily on responses of the directors to questions in a directors’ and officers’ questionnaire regarding employment, business, family, compensation and other relationships with the Company and our management. Our board of directors has determined that each of Jody Bilney, Randall DeWitt, Saed Mohseni and Ira Zecher are independent within the meaning of the Nasdaq Marketplace Rules. As required by the Nasdaq Global Select Market, a majority of our directors are independent and our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.
Corporate Governance
We believe that good corporate governance is important to ensure that, as a public company, we will be managed for the long-term benefit of our stockholders. We and our board of directors have reviewed the corporate governance policies and practices of other public companies, as well as those suggested by various authorities in corporate governance. We have also considered the provisions of the Sarbanes-Oxley Act and the rules of the SEC and the Nasdaq Global Select Market.
Based on this review, we have established and adopted charters for the audit committee, compensation committee and nominating and corporate governance committee, and have adopted corporate governance guidelines, a code of business conduct and ethics applicable to all of our directors, officers and employees and an insider trading policy.
Our committee charters, code of business conduct and ethics and corporate governance guidelines are available on our website at www.chuys.com in the Investors section. Copies of these documents are also available upon written request to our Corporate Secretary. We will post information regarding any amendment to, or waiver from, our code of business conduct and ethics on our website in the Investors section.
Furthermore, our insider trading policy prohibits our directors and certain employees, including all of our executive officers, from engaging in hedging transactions with respect to our securities, including entering into options, warrants, puts, calls or similar instruments or selling our securities short, and pledging shares of our securities in margin accounts.
The board of directors periodically reviews its corporate governance policies and practices. Based on these reviews, the board of directors may adopt changes to policies and practices that are in our best interests and as appropriate to comply with any new SEC or Nasdaq Marketplace Rules.

Board Leadership Structure and Board’s Role in Risk Oversight
Steve Hislop serves as chairman of our board of directors, President and Chief Executive Officer. We believe that the Company and its shareholders are best served by having Mr. Hislop serve in both positions because of his knowledge of the Company’s operations, our unique culture and industry in which we are competing. This leadership structure strengthens the communication link between the operating organization and the board. It also fosters a collaborative environment that supports effective decision-making around key topics such as strategic objectives, long-term planning and enterprise risk management.
Since Mr. Hislop serves as chairman of the board in addition to his roles as President and Chief Executive Officer of the Company, the board determined it was appropriate to appoint a lead independent director, who would be elected annually. Mr. Mohseni was elected to serve as our lead independent director.
The role of our lead independent director is to, among other things, preside at executive sessions of independent directors, serve as a liaison between the independent directors and the chairman, approve board meeting agendas and the information sent to the board, approve meeting schedules to assure that there is sufficient time for discussion of all agenda items, call meetings of independent directors and, if requested by major shareholders, ensure that he or she is available for consultation and direct communication.
Risk is inherent with every business and we face a number of risks as outlined in Item 1A. “Risk Factors” included in our Annual Report. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through our audit committee, is responsible for overseeing our management and operations, including overseeing its risk assessment and risk management functions. Our board of directors has delegated responsibility for reviewing our policies with respect to risk assessment and risk management to our audit committee through its charter. Our board of directors has determined that this oversight responsibility can be most efficiently performed by our audit committee as part of its overall responsibility for providing independent, objective oversight with respect to our accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance. Our board of directors has also delegated the oversight of risks related to environmental, social and governance matters to our nominating and corporate governance committee. Our audit and nominating and corporate governance committees will regularly report to our board of directors with respect to their oversight of these areas.
Board Meetings
The board of directors held four meetings during 2022. Each director serving on the board of directors in 2022 attended at least 75% of the total number of meetings of the board of directors and committees on which they served. Under our corporate governance guidelines, each director is expected to devote the time necessary to appropriately discharge his or her responsibilities and to rigorously prepare for, attend and participate in all board of directors meetings and meetings of committees on which he or she serves.
Annual Meetings of Stockholders
The Company’s directors are encouraged to attend our Annual Meeting of stockholders, but we do not currently have a policy relating to directors’ attendance at these meetings. Each director serving on the board of directors in 2022 attended our 2022 Annual Meeting of Stockholders.
Board Committees
Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee
Our audit committee is a standing committee of our board of directors. The audit committee met five times in 2022. Our board of directors has adopted a written charter under which the audit committee operates. A copy of the charter, which satisfies the applicable standards of the SEC and the Nasdaq Global Select Market, is available on our website at www.chuys.com. According to our audit committee charter, the functions of our audit committee include, but are not limited to:
•appointing, retaining and determining the compensation for our independent registered public accounting firm;
•reviewing and overseeing our independent registered public accounting firm;
•reviewing and discussing the effectiveness of internal control over financial reporting;
•reviewing and discussing the annual audited and quarterly unaudited financial statements and the selection, application and disclosures of critical accounting policies used in such financial statements; and
•establishing procedures for the receipt, retention and treatment of complaints regarding internal accounting controls.
Our audit committee currently consists of Ira Zecher, Saed Mohseni and Randall DeWitt, with Ira Zecher serving as chair of the committee. All of our audit committee members are independent as defined by Section 10A(m)(3) of the Exchange Act and the Nasdaq Marketplace Rules. Our board of directors has determined that Ira Zecher is an audit committee financial expert.
The audit committee has the authority to engage independent counsel and other advisors as the committee deems necessary to carry out its duties.
Compensation Committee
Our compensation committee is a standing committee of our board of directors. The compensation committee met four times in 2022. Our board of directors has adopted a written charter under which the compensation committee operates. A copy of the charter, which satisfies the applicable standards of the SEC and the Nasdaq Global Select Market, is available on our website at www.chuys.com. The compensation committee’s functions include:
•reviewing and recommending to our board of directors the salaries and benefits for our executive officers;
•recommending overall employee compensation policies; and
•administering our equity compensation plans.
Our compensation committee currently consists of Saed Mohseni, Randall DeWitt and Ira Zecher, with Saed Mohseni serving as chair of the committee. All members of our compensation committee are independent as defined by Section 10(c) of the Exchange Act, Rule 10C of the Exchange Act Rules and the Nasdaq Marketplace Rules.
The compensation committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of director or executive officer compensation and the sole authority to approve the fees and other retention terms of such compensation consultants. The compensation committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities. The compensation committee may also, in its discretion, delegate specific duties and responsibilities to a subcommittee or an individual committee member, to the extent permitted by applicable law.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is a standing committee of our board of directors. The nominating and corporate governance committee met four times in 2022. Our board of directors has adopted a written charter under which the nominating and corporate governance committee operates. A copy of the charter, which satisfies the applicable standards of the SEC and the Nasdaq Global Select Market, is available on our website at www.chuys.com. The functions of our nominating and corporate governance committee include:
•identifying individuals qualified to serve as members of our board of directors;
•recommending to our board nominees for our annual meetings of stockholders;
•evaluating our board’s performance;
•developing and recommending to our board corporate governance guidelines;
•providing oversight with respect to corporate governance;
•overseeing succession planning; and
•overseeing the Company’s strategy, initiatives, risks, opportunities and reporting on material environmental, social and governance matters.
Our nominating and corporate governance committee consists of Jody Bilney, Randall DeWitt and Ira Zecher, with Jody Bilney serving as chair of the committee. All members of our nominating and corporate governance committee are independent as defined by the Nasdaq Marketplace rules.
The nominating and corporate governance committee has the sole authority to retain and terminate any search firm to assist in the identification of director candidates and the sole authority to set the fees and other retention terms of such search firms. The committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities.
Other Committees
Our board of directors may establish other committees as it deems necessary or appropriate from time to time.
Compensation Committee Interlocks and Insider Participation
During fiscal year 2022, Ms. Johnson, Mr. Mohseni and Mr. DeWitt served as members of the compensation committee. No member of the compensation committee (1) was, during fiscal year 2022, or had previously been, an officer or employee of the Company or (2) had any material interest in a transaction with the Company or a business relationship with, or any indebtedness to, the Company. None of our executive officers have served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions (“covered persons”). A current copy of the code is posted on our website, which is located at www.chuys.com. Any amendments to or waivers from a provision of our code of conduct and ethics that applies to our covered persons and that relates to the elements of Item 406(b) of Regulation S-K will be disclosed on our website promptly following the date of such amendment or waiver.
Qualifications for Director Nominees
The nominating and corporate governance committee is responsible for reviewing with the board of directors, at least annually, the appropriate skills and experience required for members of the board of directors. This assessment includes factors such as judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other board members, and the extent to which the candidate would be a desirable addition to the board of directors and any committees of the board of directors. The nominating and corporate governance committee will identify nominees based upon recommendations by committee members, other board members, members of management, search firms or, as discussed below, by stockholders. Upon identifying a potential nominee, members of the nominating and corporate governance committee and other members of the board of directors will interview the candidate, and based upon that interview, make a recommendation to our board of directors.
Board Diversity
The nominating and corporate governance committee considers diversity as part of its overall selection strategy. The nominating and corporate governance committee considers diversity in its broadest sense, including diversity in professional and life experiences, education, skills, perspectives and leadership, as well as other individual qualities and attributes that contribute to board heterogeneity, such as race, ethnicity, sexual orientation, gender and national origin. Importantly, the nominating and corporate governance committee focuses on how the experiences and skill sets of each director nominee complements those of fellow directors and director nominees to create a balanced board with diverse viewpoints and deep expertise. The Company believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the Company's goal of creating a board that best serves our needs and those of our stockholders. Our board is committed to diversity and as such includes directors with gender and ethnic diversity and a diverse set of backgrounds, experience, and skills.
The chart below illustrates the composition of our Board by gender identity and demographic background:

Board Diversity Matrix (As of May 8, 2023)
Total Number of Directors	6
	FEMALE	MALE
Part I: Gender Identity
Directors	1	5
Part II: Demographic Background
White	1	5

Directors who are Military Veterans	1
Directors who identify as Middle Eastern/North African	1

The chart below illustrates the core skills and competency of our board. This highlights the depth and breadth of skills possessed by our directors which provide for the effective oversight of the Company and our overall business strategy:
Director Candidate Recommendations by Stockholders
The committee will review and evaluate any director nominations submitted by stockholders, including reviewing the qualifications of, and making recommendations to the board of directors regarding, director nominations submitted by stockholders. See “Communications with the Board of Directors” below for additional information on how to submit a director nomination to the board of directors.
Communications with the Board of Directors
Any stockholder or other interested party who wishes to communicate directly with the board of directors or any of its members may do so by writing to: Corporate Secretary, Chuy’s Holdings, Inc., 1623 Toomey Road, Austin, TX, 78704. The mailing envelope should clearly indicate whether the communication is intended for the board of directors as a group, the non-employee directors or a specific director.

Executive Officers
The following sets forth information regarding the executive officers of the Company as of May 8, 2023:

NAME	AGE	POSITIONS
Steve Hislop	63	President and Chief Executive Officer
Jon Howie	55	Vice President and Chief Financial Officer
John Mountford	61	Chief Operating Officer
Michael Hatcher	62	Vice President of Real Estate and Development
Information regarding Messrs. Hislop and Howie is included above under “Election of Directors.”
John Mountford, age 61, has served as our Chief Operating Officer since September 2018. Mr. Mountford serves as Chief Operating Officer pursuant to the terms of an employment agreement between him and the Company. He previously served as our Vice President of Culinary Operations from 2016 to September 2018. He joined the Company in 2010 and served as an Area Supervisor of Operations from 2010 to 2013 and as a Director of Culinary Operations from 2013 to 2016. Prior to joining the Company, John was with Sam Seltzers Steak House from 2006 to 2010. He served as President and Chief Executive Officer from 2007 to 2010 and Vice President of Operations from 2006 to 2007. Prior to Sam Seltzers, John served in various operational leadership positions, including Vice President of Culinary Operations for Cooker Bar and Grill, and Director of Culinary Operations for Houston’s Restaurants where he opened over 30 new restaurants.
Michael Hatcher, age 62, has served as our Vice President of Real Estate and Development since November 2009. Mr. Hatcher serves as Vice President of Real Estate and Development pursuant to the terms of an employment agreement between him and the Company. Michael joined Chuy’s as a restaurant manager in 1987 and served as General Manager from 1989 to 2002. He was Director of Purchasing and Real Estate from 2002 to 2009.

Executive Compensation
Compensation Discussion and Analysis
This compensation discussion and analysis provides an overview of our executive compensation program, together with a description of the material factors underlying the decisions that resulted in the compensation provided to our Chief Executive Officer and Chief Financial Officer and our two other highest paid executive officers during fiscal year 2022 (collectively, the “named executive officers”). During fiscal year 2022, there were only four executive officers of the Company. This compensation discussion and analysis contains statements regarding our performance targets and goals. These targets and goals are disclosed in the limited context of our compensation program and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance. We specifically caution investors not to apply these statements to other contexts.
Objective of Compensation Policy
The objective of our compensation policy is to provide a total compensation package to each named executive officer that will enable us to:
•attract, motivate and retain outstanding individuals;
•reward named executive officers for performance; and
•align the financial interests of each named executive officer with the interests of our stockholders to encourage each named executive officer to contribute to our long-term performance and success.
Overall, our compensation program is designed to reward both individual and company performance. A significant portion of each of our named executive officers’ annual compensation is comprised of performance-based compensation. We also intend to continue to use long-term incentive awards to reward long-term company and individual performance and to promote retention through delayed vesting of awards.
Administration
Our compensation committee, which is comprised exclusively of independent directors, oversees our executive compensation program and is responsible for approving or recommending to the board the nature and amount of the compensation paid to, and any employment and related agreements entered into with, our named executive officers. The committee also administers our equity compensation plans and awards.
Process for Setting Total Compensation
At the first meeting of each new fiscal year, our compensation committee sets annual base salaries, determines the payout for the Company's short-term incentive program and the amount of any discretionary bonuses for the prior year, sets performance criteria for our short-term incentive program for the following year and determines the amount of equity based incentive compensation to grant to our named executive officers. In making these compensation decisions, our compensation committee considers the recommendations of our Chief Executive Officer, particularly with respect to salary adjustments, short-term incentive program targets and awards, amount of discretionary bonuses and equity incentive awards of our other named executive officers. Our compensation committee meets with our Chief Executive Officer at least annually to discuss and review his recommendations for compensation of our executive officers, excluding himself. When making individual compensation decisions for our named executive officers, the compensation committee takes many factors into account, including the officer’s experience, responsibilities, management abilities and job performance, our performance as a whole, current market conditions and competitive pay levels for similar positions at comparable companies. These factors are considered by the compensation committee in a subjective manner without any specific formula or weighting.
During its annual review process, our compensation committee has set compensation for each named executive officer at a level it believes is appropriate considering each named executive officer’s annual review, level of responsibility, the awards and compensation paid to the named executive officer in past years and progress toward or attainment of previously set personal and corporate goals and objectives, including attainment of financial performance goals and such other factors as the compensation committee has deemed appropriate and in our best interests and the best interests of our stockholders. The compensation committee has given different weight at different times to different factors for each named executive officer. Our performance criteria are discussed more fully below under the heading “—Short-Term Incentive Program.” Other than with respect to our short-term incentive program, the compensation committee has not relied on predetermined formulas or a limited set of criteria when it evaluates the performance of our named executive officers.
The charter of the compensation committee authorizes the committee to engage independent consultants at the expense of the Company. The compensation committee retained Mercer as its independent compensation consultant for 2022. Mercer reported directly to the compensation committee and performs no other work for the Company. The compensation committee assessed the independence of Mercer and concluded that its work did not raise any conflict of interest with the Company. Mercer was engaged to:
•Advise the compensation committee on named executive officer and director pay decisions;
•Assist in short-term and long-term incentive plan design;
•Conduct compensation reviews and make recommendations regarding both executive and director pay structures;
•Advise on peer group composition and conduct a review of peer group compensation;
•Provide periodic updates on current trends, technical and regulatory developments and best practices in compensation design; and
•Perform any other tasks which the compensation committee may request from time to time.
In 2022, Mercer compared the base salary, target short-term incentive program payout and target annual cash compensation of our then-current named executive officers against a peer group of ten publicly traded restaurant companies (the “Mercer Report”). The peer group consisted of the following companies:

Red Robin Gourmet Burgers	Dave & Buster’s Entertainment	BJ’s Restaurants
Fiesta Restaurant Group	Ark Restaurants	Ruth’s Hospitality Group
Cracker Barrel	Shake Shack	Wingstop
Texas Roadhouse
The Committee in conjunction with Mercer selected companies for its peer group based on industry, revenue and market capitalization. Mercer used Company and peer group compensation data from 2020 in its review. The compensation committee used the Mercer Report in (1) assessing the level of base salary and target short-term incentive program payouts to be paid to our then-current named executive officers and (2) approving changes to the compensation levels of our then-current named executive officers. The results of the Mercer Report, which as noted above were based on 2020 compensation data, indicated that the Company’s 2020 compensation for each of our then-current named executive officers was below the market median for base salary and target short-term incentive program payouts.
2022 Advisory Vote on Executive Compensation
At our annual meeting of stockholders in July 2022, approximately 97% of the votes cast in the advisory vote on executive compensation were in support of our executive compensation program. The compensation committee considered the results of this advisory vote and believes the results affirm stockholder approval of the board of directors’ approach to the Company’s executive compensation program. Although the compensation committee did not adopt any changes to our program as a result of this vote, as noted above the compensation committee evaluates our executive compensation program annually.

Elements of Compensation
Our compensation program for named executive officers consists of the following elements of compensation, each described in greater depth below:
•Base salaries.
•Short-Term Incentive Program.
•Discretionary bonuses.
•Equity-based incentive compensation.
•Perquisites.
•General benefits.
•Employment agreements.
Clawback Provisions
We currently have employment agreements in place with each of our named executive officers. See “Employment Agreements” for additional information regarding our executive officer’s employment agreements. These employment agreements contain clawback provisions, which provide for the recovery of any incentive-based compensation or other compensation paid to the executive officer as required by law, government regulation or stock exchange listing requirement.
Additionally, our equity award agreements contain clawback provisions, which provide in certain circumstances for the forfeiture of outstanding unvested or unexercised awards and the return of the fair market value of vested or exercised awards.
Hedging and Pledging Policy
The Company's insider trading policy prohibits our directors and certain employees, including all of our executive officers, from engaging in hedging transactions with respect to our securities, including entering into options, warrants, puts, calls or similar instruments or selling our securities short, and pledging shares of our securities in margin accounts.
Base Salary

NAME	2022 SALARY ($)
Steve Hislop	716,825
Jon Howie	449,946
Michael Hatcher	247,470
John Mountford	285,233
We pay base salaries to attract, recruit and retain qualified employees. Our compensation committee reviews and sets base salaries of our named executive officers annually. These salary levels are and will continue to be set initially based on the named executive officer’s experience and performance with previous employers and negotiations with individual named executive officers. The compensation committee may increase base salaries each year based on its subjective assessment of our company’s and the individual executive officer’s performance and each named executive officer’s experience, length of service and changes in responsibilities. The weight given to such factors by the compensation committee may vary from one named executive officer to another.

Short-Term Incentive Program

	SHORT-TERM INCENTIVE PROGRAM
NAME	THRESHOLD AWARD ($)	TARGET AWARD ($)	MAXIMUM AWARD ($)	ACTUAL AWARD ($)
Steve Hislop	—	358,413	716,825	136,533
Jon Howie	—	224,973	449,946	85,701
Michael Hatcher	—	74,241	148,482	28,281
John Mountford	—	142,617	285,233	54,328
In line with our strategy of rewarding performance, our executive compensation program includes a short-term incentive program that our named executive officers participate in. Awards under our short-term incentive program are made under our Senior Management Incentive Plan. Our compensation committee establishes annual target payouts for each named executive officer during the first quarter of the year based on the Company's target adjusted EBITDA.
The target and maximum award amounts have been set at levels our compensation committee believes will provide a meaningful incentive to achieve company and individual goals and contribute to our financial performance. In 2022, the target and maximum award amounts were set at 50% and 100%, respectively, of annual base salary for our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer and 30% and 60%, respectively, of annual base salary for our other named executive officer. There is no payout if actual Company Adjusted EBITDA is 90% or less of budget Company Adjusted EBITDA. To the extent that actual Company Adjusted EBITDA exceeds 90% of budget Company Adjusted EBITDA, the plan provides that we will make payments based on where performance falls on a linear basis between 90% and 100% of budget Company Adjusted EBITDA and between 100% and 110% of budget Company Adjusted EBITDA. In each circumstance, the compensation committee retains discretion to adjust the amount paid under the plan based on individual and company circumstances. If our budget Company Adjusted EBITDA is achieved, each individual will earn 100% of their target award.
The short-term incentive program payment is determined based primarily on the extent to which we achieve our budget Company Adjusted EBITDA goal. Company Adjusted EBITDA is our earnings before interest, taxes, depreciation and amortization and excludes stock-based compensation, closed restaurant costs and certain non-cash and other adjustments. For each 1.0% that actual Company Adjusted EBITDA is above or below budget Company Adjusted EBITDA, the percentage of the target they receive will increase or decrease by 10%, respectively, of the Company Adjusted EBITDA portion of their target award. For example, if actual Company Adjusted EBITDA is 1% above budget Company Adjusted EBITDA, the named executive officers will receive 1.1 times their target award. The maximum a named executive officer may receive for Company Adjusted EBITDA performance is 2.0 times their target award. We use our Company Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue, net income and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. We also use our Company Adjusted EBITDA internally to evaluate the performance of our personnel and also as a benchmark to evaluate our operating performance or compare our performance to that of our competitors. The use of Company Adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.
Target, maximum and actual short-term incentive payouts for 2022 for each of the named executive officers are shown in the table above and the actual payouts are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Discretionary Bonus
The compensation committee retains discretion to grant bonus compensation to the named executive officers and other employees of the Company for their contributions to the Company’s performance. Historically, each of our named executive officers has received a $1,000 holiday bonus each December.
In 2022, the Company experienced a dramatic increase in inflation as a result of the volatile economic environment that impacted commodity prices and wages and ultimately the Company’s operating expenses. As a result of the volatile economic environment and the economic uncertainty it caused, the compensation committee determined not to revise or otherwise update, the annual Company Adjusted EBITDA target for its short-term incentive program. The compensation committee instead determined to evaluate the Company’s performance at fiscal year end based on the initial performance goal it set. Despite the unprecedented inflationary conditions, the Company achieved 93.81% of the short-term incentive target for its fiscal year 2022. In recognition of the Company's outstanding efforts and results, including its preservation of margins and its stock performance relative to its peers, amid the difficult and unanticipated economic conditions, the compensation committee determined to award discretionary bonuses to the named executive officers as set forth in the "Bonus" column of the Summary Compensation Table. The discretionary payments together with the performance-based payouts put the named executive officers at the target performance-based payouts levels. These bonuses are set forth in the "Bonus" column of the Summary Compensation Table.
Equity Compensation
We pay equity-based compensation to our named executive officers because it links our long-term results achieved for our stockholders and the rewards provided to named executive officers, thereby ensuring that such officers have a continuing stake in our long-term success.
Historically, we have granted restricted stock units and stock options to our named executive officers in conjunction with significant transactions and in connection with a named executive officer’s initial hire or promotion. Additionally, we have granted restricted stock units and stock options to our named executive officers annually to further align the interests of our executives with those of our stockholders. For information regarding the number and grant date fair value of restricted stock units granted to our named executive officers during fiscal year 2022, see "—Grants of Plan Based Awards” below.
We have provided this equity compensation to reward performance as well as to promote retention through delayed vesting. However, we believe that by weighting total compensation in favor of performance-based compensation, we have appropriately rewarded individual achievement while at the same time providing incentives to promote Company performance and at times have rewarded extraordinary achievements and dedication with discretionary bonuses. The 2020 Omnibus Incentive Plan (the "2020 Plan") provides for the issuance of restricted stock units, stock options, share appreciation rights, restricted shares, performance shares and other share based awards. In the future, we may consider granting other forms of equity to our named executive officers. For additional information regarding our 2020 Plan, see below under the heading "—2020 Omnibus Incentive Plan.”
We also make grants of equity awards to our named executive officers and other employees because we believe that we should provide our employees an opportunity to share in our success provided they continue to contribute to our success.
Restricted stock units held by each of the named executive officers (and certain of our other salaried employees) vest ratably over a period of four years, subject to the employee remaining employed through each vesting date.
Severance and Change-in-Control Benefits
We currently have employment agreements with each of our named executive officers that provide termination or severance and change in control benefits. We agreed to pay termination or severance benefits in the event of an executive’s termination by us without cause or by the executive for good reason as a retention incentive. We believe this level of severance benefit provides our executives with the assurance of security if their employment is terminated for reasons beyond their control. Additionally, in the event a named executive officer’s employment is terminated due to death, disability or without cause or for good reason on or within 24 months of a change in control, the named executive officer’s unvested equity awards will vest immediately. For additional information on the severance and change in control benefits provided under the employment agreements with our executive officers see “—Employment Agreements.”
The amount each named executive would be entitled to receive in the event of a termination is reported below under the heading “—Potential Payments upon Termination or Change in Control.”
Perquisites
In 2022, the aggregate incremental cost to us of the perquisites received by each of the named executive officers did not exceed $10,000 and, accordingly, this benefit is not included in the Summary Compensation Table below. We provide the named executive officers with complimentary dining privileges at our restaurants. We view complimentary dining privileges as a meaningful benefit to our named executive officers as it is important for named executive officers to experience our products and services in order to better perform their duties for us.
General Benefits
We provide a limited number of personal benefits to our named executive officers. Our named executive officers participate in our health and benefit plans, and are entitled to vacation and paid time off based on our general vacation policies.
Retirement Benefits. We maintain a tax-qualified 401(k) savings plan ("401(k) Plan") and a nonqualified deferred compensation plan. Under the 401(k) Plan, employees are eligible after one year of service and may defer up to the maximum amount allowable by the IRS. The Company also provides a certain group of eligible employees, including our named executive officers, the ability to participate in the Company's nonqualified deferred compensation plan. This plan allows participants to defer up to 80% of their salary and up to 100% of their short-term incentive program payout and discretionary bonuses, on a pre-tax basis. The Company has discretion to make additional matching contributions to both plans. For more information on the nonqualified deferred compensation plan, see "Nonqualified Deferred Compensation" below.
Medical, Dental, Life Insurance and Disability Coverage. Active employee benefits such as medical, dental, life insurance and disability coverage are available to all eligible employees, including our named executive officers.
Moving Costs. We will reimburse out-of-pocket moving expenses for eligible executive officers in conjunction with their hiring.
Other Paid Time Off Benefits. We also provide vacation and other paid holidays to all employees, including the named executive officers, which we believe are appropriate for a company of our size and in our industry.
Employment Agreements
We have entered into employment agreements with each of Messrs. Hislop, Howie, Mountford and Hatcher. The employment agreements do not have a fixed term.
The employment agreements provide that Messrs. Hislop, Howie, Mountford and Hatcher will receive an annual base salary of at least $649,750, $400,000, $207,500 and $220,000, respectively. Messrs. Hislop, Howie and Mountford are each eligible pursuant to their employment agreements to receive a target annual short-term incentive program payout of 50% of their annual base salary, based upon the achievement of performance objectives determined by our compensation committee with a minimum and maximum payout of 0% and 100% of their annual base salary. Mr. Hatcher is eligible pursuant to his employment agreement to receive a target annual payout of 30% of his annual base salary, based upon the achievement of performance objectives determined by our compensation committee with a minimum and maximum payout of 0% and 60% of his annual base salary. Additionally, Messrs.

Hislop, Howie, Mountford and Hatcher are eligible pursuant to their employment agreements to receive a targeted annual equity award equal to 50% of their base salary, as determined and authorized from time to time by the compensation committee and subject to the terms and conditions of the Company's equity incentive plan and any award agreements governing the grant of equity awards. The employment agreements also provide that each executive will be eligible to participate in our employee plans, including any health, disability or group life insurance plans or any retirement or non-qualified deferred compensation plans that are generally made available to our other senior executives and will be entitled to four weeks paid vacation per calendar year to be taken in accordance with our vacation policy.
Each employment agreement provides for severance benefits if the executive’s employment is terminated without cause (as defined in the employment agreements) or by the executive for good reason (as defined in the employment agreements), subject to the executive’s compliance with certain assignment of invention, confidentiality, non-compete, non-solicitation and non-disparagement obligations and the execution of a general release of claims. In the event Mr. Hislop’s employment is terminated without cause or by him for good reason, he is entitled to continue to receive his base salary for two years following the termination of his employment and an amount equal to his target short-term incentive program payout for the year his employment was terminated. In the event the employment of Messrs. Howie, Mountford and Hatcher is terminated without cause or by the executive for good reason, each is entitled to continue to receive one year’s base salary following his termination and an amount equal to his target short-term incentive program payout for the year his employment was terminated. Additionally, in the event the employment of Messrs. Hislop, Howie, Mountford and Hatcher is terminated without cause or by the executive for good reason, each is entitled to continue to receive the amount that we were subsidizing for the executive and his or her dependents’ medical and dental insurance coverage during the same period the executive is entitled to continue to receive his base salary after his termination.
The employment agreements also provide that if (1) the employment of Messrs. Hislop, Howie, Mountford or Hatcher is terminated on account of the executive’s death or disability (as defined in the employment agreements) or (2) the executive’s employment is terminated without cause or by the executive for good reason, in each case, on or during the 24 month period after a change in control (as defined in the 2020 Plan), subject to the executive’s compliance with certain assignment of invention, confidentiality, non-compete, non-solicitation and non-disparagement obligations and the execution of a general release of claims, then any unvested or unexercisable portion of any award granted to the executive under the Company’s equity incentive plans shall become fully vested or exercisable.
The amount each named executive would be entitled to receive in the event of a termination is reported below under the heading “—Potential Payments upon Termination or Change in Control.”
Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code (the "Code") generally limits the tax deductibility of compensation we pay to our executive officers to $1.0 million in the year the compensation becomes taxable to the executive officers. Although our compensation committee considers deductibility in setting the compensation of our executive officers, our compensation committee maintains flexibility in how we compensate our executive officers so as to meet a broader set of corporate and strategic goals and the needs of stockholders, and as such, we may be limited in our ability to deduct the full amount of such compensation.
Accounting rules require us to expense the cost of our stock option and restricted stock unit awards. Because of option and restricted stock unit expensing and the impact of dilution on our stockholders, we pay close attention to, among other factors, the type of equity awards we grant and the number and value of the shares underlying such awards.

Summary Compensation Table

NAME & PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)	STOCK AWARDS ($)(1)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	ALL OTHER COMPENSATION ($)(2)	TOTAL COMPENSATION ($)
Steve Hislop President and Chief Executive Officer	2022	716,825	222,880	537,593	136,533	21,096	1,634,927
	2021	689,255	1,000	516,932	689,255	14,899	1,911,341
	2020	662,745	282,993	497,051	48,380	8,327	1,499,496
Jon Howie Vice President and Chief Financial Officer	2022	449,946	140,272	224,962	85,701	13,215	914,096
	2021	432,640	1,000	216,286	432,640	6,286	1,088,852
	2020	416,000	202,632	207,990	30,368	5,139	862,129
Michael Hatcher Vice President of Real Estate and Development	2022	247,470	46,960	123,706	28,281	7,712	454,129
	2021	237,952	1,000	118,937	142,771	5,706	506,366
	2020	228,800	58,619	114,395	10,021	2,325	414,160
John Mountford Chief Operating Officer	2022	285,233	89,288	142,586	54,328	8,054	579,489
	2021	255,032	1,000	127,493	255,032	3,680	642,237
	2020	230,800	123,552	115,395	16,848	2,689	489,284

(1)Represents the aggregate grant date fair value, calculated in accordance with the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, for awards of restricted stock units. See Note 9 to our consolidated financial statements included in our Annual Report for information regarding the assumptions made in determining these values.
(2)All other compensation for fiscal year 2022 includes the following:

NAME	COMPANY CONTRIBUTIONS TO 401(K) PLAN ($)	COMPANY CONTRIBUTIONS TO NONQUALIFIED DEFERRED COMPENSATION PLAN ($)	ALL OTHER TOTAL COMPENSATION ($)
Steve Hislop	—	21,096	21,096
Jon Howie	—	13,215	13,215
Michael Hatcher	1,852	5,860	7,712
John Mountford	—	8,054	8,054

Grants of Plan-Based Awards

NAME	COMMITTEE ACTION DATE	GRANT DATE	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (1)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)(2)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)(3)
			THRESHOLD ($)	TARGET ($)	MAXIMUM ($)
Steve Hislop	2/10/2022	3/1/2022				17,170	537,593
			—	358,413	716,825
Jon Howie	2/10/2022	3/1/2022				7,185	224,962
			—	224,973	449,946
Michael Hatcher	2/10/2022	3/1/2022				3,951	123,706
			—	74,241	148,482
John Mountford	2/10/2022	3/1/2022				4,554	142,586
			—	142,617	285,233
(1)Awards are made under our Senior Management Incentive Plan.
(2)Awards were made under our 2020 Plan.
(3)Represents the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, for awards of restricted stock units. See Note 9 to our consolidated financial statements in our Annual Report for a discussion of the calculations of grant date fair value.
2020 Omnibus Incentive Plan
The 2020 Plan was approved by the Company's stockholders at our 2020 annual meeting of stockholders on July 30, 2020. As of December 25, 2022, we had a total of 876,364 shares of common stock reserved and available for future issuance under the 2020 Plan.
The principal purposes of the 2020 Plan are to: (a) encourage profitability and growth of the Company through short-term and long-term incentives that are consistent with the Company’s objectives; (b) to give participants an incentive for excellence in individual performance; (c) to promote teamwork among participants; and (d) to give the Company a significant advantage in attracting and retaining key employees, directors, and consultants. To accomplish such purposes, the 2020 Plan provides that the Company may grant options, stock appreciation rights, restricted shares, restricted stock units, performance-based awards (including performance-based restricted shares and restricted stock units), other share-based awards, other cash-based awards, or any combination of the foregoing. When considering new grants of share-based or option-based awards, we intend to take into account previous grants of such awards.
The 2020 Plan is administered by our compensation committee. The compensation committee has the power to determine the terms of the awards granted under the 2020 Plan, including the exercise price and the exercisability of the awards. The compensation committee also has full power to determine the persons to whom and the time or times at which awards will be made and to make all other determinations and take all other actions advisable for the administration of the 2020 Plan.
Each grant of an award under the 2020 Plan will be evidenced by an award agreement or agreements, which will contain such terms and provisions as the compensation committee may determine, consistent with the 2020 Plan. Those terms and provisions include the number of our shares of our common stock subject to each award, vesting terms and other provisions.

2012 Omnibus Equity Incentive Plan
The 2020 Plan replaced the 2012 Omnibus Equity Incentive Plan ("2012 Plan") and no further awards may be granted under the 2012 Plan. The termination of the 2012 Plan did not affect outstanding awards granted under the 2012 Plan. The restricted stock units granted under the 2012 Plan vest over four or five years from the date of grant. The options granted under the 2012 Plan expire 10 years after the grant date and were fully vested as of December 25, 2022.
Outstanding Equity Awards at Fiscal Year End

	STOCK AWARDS
NAME	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(1)
Steve Hislop	5,439	(2)	157,622
	16,907	(3)	489,965
	8,746	(4)	253,459
	17,170	(5)	497,587
Jon Howie	2,232	(2)	64,683
	7,075	(3)	205,034
	3,660	(4)	106,067
	7,185	(5)	208,221
Michael Hatcher	1,228	(2)	35,587
	3,891	(3)	112,761
	2,013	(4)	58,337
	3,951	(5)	114,500
John Mountford	2,316	(2)	67,118
	3,925	(3)	113,747
	2,157	(4)	62,510
	4,554	(5)	131,975
(1)The market value of shares or units of common stock that have not vested was calculated based on the closing price of our common stock on December 23, 2022, the last trading day of fiscal year 2022 ($28.98).
(2)These restricted stock units were granted on March 15, 2019 and vest 25% on each of the first four anniversaries of the grant date.
(3)These restricted stock units were granted on March 15, 2020 and vest 25% on each of the first four anniversaries of the grant date.
(4)These restricted stock units were granted on March 15, 2021 and vest 25% on each of the first four anniversaries of the grant date.
(5)These restricted stock units were granted on March 1, 2022 and vest 25% on each of the first four anniversaries of the grant date.

Stock Vested

	STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(1)
Steve Hislop	23,128	614,511
Jon Howie	27,579	732,774
Michael Hatcher	4,885	129,794
John Mountford	5,764	153,149
(1)Value based on market value of our common stock on the dates of vesting during 2022.
Nonqualified Deferred Compensation
The Company provides a certain group of eligible employees, including our named executive officers, the ability to participate in the Company's nonqualified deferred compensation plan. This plan allows participants to defer up to 80% of their salary and up to 100% of their short-term incentive program payout and any discretionary bonuses, thereby delaying taxation of these deferred amounts until actual payment of the deferred amount in future years. This plan also provides for Company discretionary matching contributions. Our current matching contributions match the discretionary contributions made under our 401(k) Plan and vest ratably over three years starting on the first day of the participant's service with the Company, such that an eligible employee with three years of service will be 100% vested in our matching contributions. At the participant's election, payments can be deferred until a specific date at least 12 months after the year of deferral or until termination of employment (subject to earlier payment in the event of a change of control) and can be paid in a lump sum or in up to five annual installments.
The amounts deferred are credited to accounts that mirror the gains and/or losses of several different investment alternatives offered by the plan. Even though we are not required to fund this plan, we have established a "Rabbi Trust" to invest funds equal to all deferred amounts. The funds are generally invested in certain insurance policies designed for this purpose. These assets, although not required by the plan, are segregated to pay benefits to the participants. In the event of bankruptcy or liquidation, these assets will be subject to forfeiture.
The following table shows the contributions, earnings and account balances for the named executive officers under the nonqualified deferred compensation plan for fiscal year ended December 25, 2022:

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR ($)(1)	COMPANY CONTRIBUTIONS IN LAST FISCAL YEAR ($)(2)	AGGREGATE EARNINGS/ (LOSS) IN LAST FISCAL YEAR ($)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT YEAR-END ($)(3)
Steve Hislop	84,384	21,096	(65,791)	—	310,646
Jon Howie	109,730	13,215	(33,771)	—	335,115
Michael Hatcher	196,943	5,860	(96,820)	—	352,912
John Mountford	202,243	8,054	(24,274)	—	344,035
(1)These amounts are reported as compensation earned by named executive officers in the "Summary Compensation Table" for fiscal year 2022.
(2)These amounts are reported as "all other" compensation earned by named executive officers in the "Summary Compensation Table" for fiscal year 2022.
(3)Amounts reported in this column include compensation that was previously reported in the Summary Compensation Table when earned if that officer’s compensation was required to be disclosed in a previous year.

Potential Payments upon Termination or Change in Control
The table below quantifies potential compensation that would have become payable to each of our named executive officers under their employment agreements if their employment had terminated on December 25, 2022 for the reasons set forth in the table, given the named executive officer’s base salary on that date and the closing price of our common stock on December 23, 2022, the last trading day of fiscal year 2022. For additional information regarding the circumstances in which our named executive officers would be entitled to severance and change in control benefits, see “—Employment Agreements.”
Due to the number of factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in this table. Factors that could affect these amounts include the date the termination event occurs, the base salary of an executive on the date of termination of employment and the price of our common stock when the event occurs.

	CASH SEVERANCE PAYMENTS ($)(1)	HEALTHCARE PREMIUMS ($)(2)	ACCELERATION OF EQUITY AWARDS ($)(3)	TOTAL ($)
Steve Hislop
Death	—	—	1,398,633	1,398,633
Disability	—	—	1,398,633	1,398,633
Termination by the Company for Cause	—	—	—	—
Termination by the Company without Cause or by the Executive for Good Reason	2,150,476	8,849	—	2,159,325
Termination by the Executive without Good Reason	—	—	—	—
Termination by the Company without Cause or by the Executive for Good Reason on or during the 24-month period after a Change in Control	2,150,476	8,849	1,398,633	3,557,958
Jon Howie
Death	—	—	584,005	584,005
Disability	—	—	584,005	584,005
Termination by the Company for Cause	—	—	—	—
Termination by the Company without Cause or by the Executive for Good Reason	674,919	7,994	—	682,913
Termination by the Executive without Good Reason	—	—	—	—
Termination by the Company without Cause or by the Executive for Good Reason on or during the 24-month period after a Change in Control	674,919	7,994	584,005	1,266,918
Michael Hatcher
Death	—	—	321,185	321,185
Disability	—	—	321,185	321,185
Termination by the Company for Cause	—	—	—	—
Termination by the Company without Cause or by the Executive for Good Reason	321,711	5,822	—	327,533
Termination by the Executive without Good Reason	—	—	—	—
Termination by the Company without Cause or by the Executive for Good Reason on or during the 24-month period after a Change in Control	321,711	5,822	321,185	648,718
John Mountford
Death	—	—	375,349	375,349
Disability	—	—	375,349	375,349
Termination by the Company for Cause	—	—	—	—
Termination by the Company without Cause or by the Executive for Good Reason	427,850	5,822	—	433,672
Termination by the Executive without Good Reason	—	—	—	—
Termination by the Company without Cause or by the Executive for Good Reason on or during the 24-month period after a Change in Control	427,850	5,822	375,349	809,021
(1)Cash severance is payable in equal installments in accordance with the Company’s normal payroll practices over a 12-month period (24 months for Mr. Hislop).
(2)Represents the amount the Company was subsidizing for medical and dental insurance for the named executive officer and his eligible dependents prior to termination.
(3)Represents the value of unvested restricted stock units that would vest based on the closing price of our common stock on December 23, 2022, the last trading day of fiscal year 2022 ($28.98).

Pay versus Performance
In accordance with Item 402(v) of SEC Regulation S-K, we are providing the following information about the relationship between compensation actually paid (“CAP”) to our CEO and Non-CEO named executive officers (“NEOs”) and certain aspects of our financial performance. This disclosure has been prepared in accordance with Item 402(v) and does not necessarily reflect value actually realized by our NEOs or how our Compensation Committee evaluates compensation decisions in light of Company or individual performance.
Pay versus Performance Table
The following table summarizes additional compensation information for our NEOs, as calculated in accordance with SEC rules, and certain Company and peer group performance information for the periods indicated:

					VALUE OF INITIAL FIXED $100 (5)
FISCAL YEAR	SUMMARY COMPENSATION TABLE TOTAL FOR CEO ($)(1)	COMPENSATION ACTUALLY PAID TO CEO ($)(2)	AVERAGE SUMMARY COMPENSATION TABLE TOTAL FOR NON-CEO NEOs ($)(3)	AVERAGE COMPENSATION ACTUALLY PAID TO NON-CEO NEOs ($)(4)	CHUY TOTAL SHAREHOLDER RETURN ($)(5)	PEER GROUP TOTAL SHAREHOLDER RETURN ($)(6)	PRIOR PEER GROUP TOTAL SHAREHOLDER RETURN ($)(7)	NET INCOME (LOSS) ($ IN THOUSANDS)	ADJUSTED EBITDA ($ IN THOUSANDS) (8)
2022	1,634,927	1,497,433	649,238	589,216	112.20	74.24	120.52	20,855	52,765
2021	1,911,341	2,728,855	745,818	1,205,125	115.18	88.49	121.19	30,176	68,648
2020	1,499,496	1,866,188	588,524	677,407	108.13	100.81	117.48	(3,294)	40,983
(1)    Mr. Hislop was our CEO for all the fiscal years shown above.
(2)    The table below reconciles the Summary Compensation Table Totals for our CEO to the Compensation Actually Paid to our CEO:

FISCAL YEAR	SUMMARY COMPENSATION TABLE TOTAL FOR CEO ($)	LESS: SUMMARY COMPENSATION TABLE STOCK AWARDS ($)	PLUS: YEAR END FAIR VALUE OF UNVESTED AWARDS GRANTED IN YEAR ($)	PLUS: CHANGE IN FAIR VALUE OF OUTSTANDING UNVESTED AWARDS GRANTED IN PRIOR YEARS ($)	PLUS: CHANGE IN FAIR VALUE OF AWARDS GRANTED IN PRIOR YEARS THAT VESTED/EXERCISED IN FISCAL YEAR ($)	COMPENSATION ACTUALLY PAID TO CEO ($)
2022	1,634,927	537,593	497,587	(23,941)	(73,547)	1,497,433
2021	1,911,341	516,932	346,915	77,457	910,074	2,728,855
2020	1,499,496	497,051	944,397	72,515	(153,169)	1,866,188
(3)    The Non-CEO NEOs are comprised of Messrs. Howie, Mountford and Hatcher for the fiscal years shown above.
(4) The table below reconciles the Average Summary Compensation Table Totals for our Non-CEO NEOs to the Average Compensation Actually Paid for our Non-CEO NEOs:

FISCAL YEAR	SUMMARY COMPENSATION TABLE TOTAL FOR NON-CEO NEOs ($)	LESS: SUMMARY COMPENSATION TABLE STOCK AWARDS ($)	PLUS: YEAR END FAIR VALUE OF UNVESTED AWARDS GRANTED IN YEAR ($)	PLUS: CHANGE IN FAIR VALUE OF OUTSTANDING UNVESTED AWARDS GRANTED IN PRIOR YEARS ($)	PLUS: CHANGE IN FAIR VALUE OF AWARDS GRANTED IN PRIOR YEARS THAT VESTED/EXERCISED IN FISCAL YEAR ($)	COMPENSATION ACTUALLY PAID TO NON-CEO NEOs ($)
2022	649,238	163,751	151,565	(7,314)	(40,522)	589,216
2021	745,818	154,239	103,511	34,148	475,887	1,205,125
2020	588,524	145,927	277,262	46,055	(88,507)	677,407
(5)    Total Shareholder Return (“TSR”) is cumulative for the measurement periods beginning on December 29, 2019 and ending on the last day in fiscal year 2022, 2021 and 2020, respectively.

(6) Peer group consists of BJ's Restaurants, Inc., Bloomin' Brands, Inc., Brinker International, Inc., Cracker Barrel Old Country Store, Inc., Denny's Corporation, Red Robin Gourmet Burgers, Inc. and Ruth's Hospitality Group, Inc.
(7) Our Prior Peer group consists of BJ's Restaurants, Inc., Bloomin' Brands, Inc., Brinker International, Inc., Red Robin Gourmet Burgers, Inc., The Cheesecake Factory Incorporated and Texas Roadhouse, Inc. We changed the composition of our peer group because we believe a peer group that includes companies with comparable market capitalizations provides a better comparison to the Company's performance. As a result, we removed The Cheesecake Factory Incorporated and Texas Roadhouse, Inc. from our peer group and added Cracker Barrel Old Country Store, Inc., Denny's Corporation and Ruth's Hospitality Group, Inc. which have comparable market capitalizations and are in the casual dining segment of the restaurant industry.
(8)    Adjusted EBITDA is the Company’s selected financial performance measure. Adjusted EBITDA is a non-GAAP financial measure and is calculated as net income (loss) plus adjustments for tax expense, interest (income) expense, depreciation expense, impairment, closure and other costs, gain on insurance settlements and stock-based compensation for the fiscal years shown above.
The following lists the financial performance measure that we used to link compensation actually paid to our named executive officers in 2022 to our performance:
Adjusted EBITDA
We used Adjusted EBITDA for determining payouts under our short-term incentive program. Please see the Compensation Discussion and Analysis for a further description of this metric and how it is used in our executive compensation program.
Relationship between Compensation Actually Paid and Performance Measures
The charts below reflect the relationship between the Compensation Actually Paid to our CEO and the Average Compensation Actually Paid to the Non-CEO NEOs in fiscal year 2020, 2021 and 2022 to each of (1) the cumulative TSR of the Company, our Peer Group and our Prior Peer Group, (2) net income (loss) and (3) Adjusted EBITDA.

CEO Pay Ratio
Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, the Company is required to provide the ratio of Mr. Hislop's annual total compensation to the compensation of our median employee. Because SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, apply certain exclusions, and make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio that the Company has reported below.

To identify the median employee, we utilized total gross wages (including reported tips) of all of our full-time and part-time employees who were employed by the Company on the last day of the fiscal year or December 25, 2022, other than Mr. Hislop. We redetermined our median employee because the population used in this calculation mainly consists of hourly employees and changes frequently. We used the last day of our fiscal year to make the determination. However, because our fiscal year end changes each year, this determination date is different from last year. We excluded from total gross wages certain unusual and non-recurring items not available to all employees, such as stock based compensation, to achieve a consistently applied compensation measure. We also annualized the compensation of our employees who were not employed by the Company for all of fiscal year 2022.
Our median employee was identified as a line cook who worked an average of 23 hours per week. This total compensation figure reflects employment on a part-time basis, and is not necessarily representative of the compensation of other restaurant employees or of our overall compensation practices.
Based on the above determination, our median employee's total annual compensation (calculated in accordance with Item 402(c)(2)(x) of Regulation S-K) was $21,464. Our CEO's total annual compensation (calculated in accordance with Item 402(c)(2)(x) of Regulation S-K and as reported in the Summary Compensation Table) was $1,634,927.
Based on the foregoing, Mr. Hislop's annual total compensation for fiscal year 2022 was approximately 76 times our median employee's annual total compensation. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized above.
Our CEO pay ratio is not an element that the compensation committee considers in setting the compensation of our CEO, nor is our CEO’s compensation a material element that management considers in making compensation decisions for non-officer employees.

Certain Relationships and Related Party Transactions
Related Party Transactions Policy
Our audit committee reviews certain financial transactions, arrangements and relationships between us and any of the following related parties to determine whether any such transaction, arrangement or relationship is a related party transaction:
•any of our directors, director nominees or executive officers;
•any beneficial owner of more than 5% of our outstanding stock; and
•any immediate family member of any of the foregoing.
Our audit committee reviews any financial transaction, arrangement or relationship that:
•involves or will involve, directly or indirectly, any related party identified above and is in an amount greater than $120,000;
•would cast doubt on the independence of a director;
•would present the appearance of a conflict of interest between us and the related party; or
•is otherwise prohibited by law, rule or regulation.
The audit committee reviews each such transaction, arrangement or relationship to determine whether a related party has, has had or expects to have a direct or indirect material interest. Following its review, the audit committee will take such action as it deems necessary and appropriate under the circumstances, including approving, disapproving, ratifying, canceling or recommending to management how to proceed if it determines a related party has a direct or indirect material interest in a transaction, arrangement or relationship with us. Any member of the audit committee who is a related party with respect to a transaction under review will not be permitted to participate in the discussions or evaluations of the transaction; however, the audit committee member will provide all material information concerning the transaction to the audit committee. The audit committee will report its action with respect to any related party transaction to the board of directors.
Equity Compensation Plan Information
The following table sets forth, in tabular format, as of December 25, 2022 a summary of certain information related to our equity incentive plans under which our equity securities are authorized for issuance:

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (a)		WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS ($)(b)		NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (a))
Equity compensation plans approved by security holders
2020 Omnibus Incentive Plan	217,537	(1)	—		876,364
2012 Omnibus Equity Incentive Plan	177,905	(1)	30.13	(2)	—
Total	395,442		23.54		876,364
(1)Includes 217,537 and 165,561 shares underlying time-based restricted stock units under the 2020 Plan and the 2012 Plan, respectively.
(2)Weighted average exercise price of outstanding options excludes restricted stock units. The weighted average remaining contractual term of outstanding options was less than one year as of December 25, 2022.

Security Ownership of Management and Certain Beneficial Holders
The tables below set forth the beneficial ownership information of our common stock as of May 8, 2023 for:
•each of our named executive officers;
•each of our directors;
•all of our executive officers and directors as a group; and
•each person known to us to be the beneficial owner of more than 5% of our shares of common stock.
Unless otherwise noted below, the address of the persons and entities listed in the table is c/o Chuy’s Holdings, Inc., 1623 Toomey Rd., Austin, Texas 78704. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission (“SEC”). Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock reflected as beneficially owned, subject to applicable community property laws.
Beneficial ownership and percentage of beneficial ownership is based on 18,121,408 shares of our common stock outstanding as of May 8, 2023. Shares of common stock subject to options or restricted stock units that a person has the right to acquire or receive within 60 days of May 8, 2023 are deemed to be outstanding and beneficially owned by the person holding the options or restricted stock units for the purpose of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person.
Directors and Named Executive Officers

NAME	BENEFICIALLY OWNED (1)	PERCENT OF CLASS
Steve Hislop	115,581	*
Jon Howie (2)	80,346	*
Michael Hatcher	22,987	*
John Mountford	12,679	*
Randall DeWitt	7,980	*
Saed Mohseni	11,407	*
Ira Zecher	4,558	*
Jody Bilney	559	*

All Directors and Executive Officers as a group (8 persons)	256,097	1.3%
*    Indicates ownership of less than 1%.
(1)Based on shares of common stock outstanding as of May 8, 2023.
(2)Shares beneficially owned by Mr. Howie include 3,100 shares owned by his spouse.
Five Percent Holders
The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities who are known by the Company to beneficially own five percent or more of the Company’s outstanding common stock. The information regarding beneficial ownership of common stock by the entities identified below is included in reliance on a report filed with the SEC by such entity, except that the percentages are based upon the Company’s calculations made in reliance upon the number of shares reported to be beneficially owned by such entity in such report and the number of shares of common stock outstanding on May 8, 2023.

NAME	NUMBER OF SHARES	PERCENTAGE OF OUTSTANDING SHARES
BlackRock, Inc. (1)	2,971,076	16.4%
T. Rowe Price Investment Management, Inc. (2)	2,706,310	14.9%
Vanguard Group Inc. (3)	1,204,999	6.6%
Macquarie Group Limited (4)	939,078	5.2%
(1)According to Amendment No. 1 to Schedule 13G filed on January 26, 2023 by BlackRock, Inc., BlackRock, Inc. beneficially owns and has sole dispositive power with respect to 2,971,076 shares of our common stock and has sole voting power with respect to 2,931,679 shares of our common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(2)According to Amendment No. 1 to Schedule 13G filed on February 14, 2023 by T. Rowe Price Investment Management, Inc., T. Rowe Price Investment Management, Inc. beneficially owns and has sole dispositive power with respect to 2,706,310 shares of our common stock and has sole voting power with respect to 727,403 shares of our common stock. The address of T. Rowe Price Investment Management, Inc. is 100 East Pratt St., Baltimore, MD 21202.
(3)According to Amendment No. 3 to Schedule 13G filed on February 9, 2023 by Vanguard Group Inc, Vanguard Group Inc beneficially owns 1,204,999 shares of our common stock and has sole dispositive power with respect to 1,178,001 shares of our common stock, and shared voting and dispositive power with respect to 12,065 and 26,998 shares of our common stock, respectively. The address of Vanguard Group Inc is 100 Vanguard Blvd, Malvern, PA 19355.
(4)According to Schedule 13G filed on February 14, 2023 by Macquarie Group Limited (“MGL”), Macquarie Management Holdings Inc. (“MMH”) and Macquarie Investment Management Business Trust “(“MIMBT”), MGL beneficially owns 939,078 shares of our common stock and has no voting or dispositive power with respect to our shares, MMH beneficially owns 939,078 shares our common stock and has sole voting and dispositive power with respect to 923,888 shares of our common stock and MIMBT beneficially owns 939,078 shares of our common stock and has sole voting and dispositive power with respect to 923,888 shares of our common stock. The address of MGL is 50 Martin Place Sydney, New South Wales, Australia. The address of MMH and MIMBT is 2005 Market Street, Philadelphia, PA 19103.

Audit Committee Report
The audit committee reviewed and discussed with both management and the Company’s independent registered public accounting firm, RSM US LLP, the audited financial statements of the Company for the year ended December 25, 2022 prior to their issuance. These reviews included discussion with the independent registered public accounting firm of the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The audit committee also discussed with its independent registered public accounting firm matters relating to its independence and received the written disclosures and letter from RSM US LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence.
Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 25, 2022 for filing with the SEC.

Members of the Audit Committee

Ira Zecher (Chair)	Saed Mohseni

Independent Public Accountants
Selection. RSM US LLP served as the Company’s independent registered public accounting firm for 2022 and 2021, and has been selected by the audit committee to serve as the Company’s independent registered public accounting firm for 2023. Representatives of RSM will attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.
Audit and Non-Audit Fees. The following table presents fees billed for audit services rendered by RSM for the audit of the Company’s annual financial statements for 2022 and 2021, and fees billed for other services rendered by RSM.

	YEARS ENDED
	DECEMBER 25, 2022	DECEMBER 26, 2021
Audit fees (1)	$529,815	$528,675
Tax fees (2)	—	16,275
Total	$529,815	$544,950
(1)Includes fees for audits of our annual financial statements and its internal control over financial reporting, reviews of the related quarterly financial statements, and services that are normally provided by independent registered public accounting firms in connection with statutory and regulatory filings or engagements, including reviews of documents filed with the SEC.
(2)Includes tax fees for state and local tax services.
Pursuant to the charter of the audit committee, the audit committee is responsible for the oversight of our accounting, reporting and financial practices. The audit committee has the responsibility to select, appoint, engage, oversee, retain, evaluate and terminate our external auditors; pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to us by our external auditors; and establish the fees and other compensation to be paid to our external auditors.
The audit committee has adopted a policy to pre-approve all audit and permitted non-audit services provided by our independent registered public accounting firm. All audit and non-audit services for 2022 and 2021 were pre-approved by the audit committee.
Shareholder Proposals for the 2024 Annual Meeting of Shareholders
In order to be included in the Company’s proxy materials for the 2024 Annual Meeting of Stockholders, a stockholder proposal must be received in writing by the Company at 1623 Toomey Road Austin, TX, 78704 by February 10, 2024 and otherwise comply with all requirements of the SEC for stockholder proposals.
In addition, the Company’s Bylaws provide that any stockholder who desires to bring a proposal before an Annual Meeting of Stockholders must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice must be delivered to the above address not less than 90 nor more than 120 calendar days prior to the first anniversary of the date on which the Company held the preceding year’s Annual Meeting of Stockholders. In the event the Annual Meeting of Stockholders is advanced or delayed by 30 calendar days of the date of the anniversary of the preceding year’s Annual Meeting of Stockholders, the notice must be received not later than the close of business on the later of the 90th calendar day prior to such Annual Meeting of Stockholders and the 10th calendar day following the day on which public announcement of the date of the Annual Meeting of Stockholders is first made. To be timely, a notice must be received no earlier than March 29, 2024 and no later than April 28, 2024. The notice must also describe the stockholder proposal in reasonable detail and provide certain other information required by the Company’s Bylaws. A copy of the Company’s Bylaws is available upon request from the Company’s Secretary.

To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act to the Company no later than May 28, 2024.
Householding
As permitted under the Exchange Act, only one copy of the Notice or this proxy statement and annual report is being delivered to stockholders residing at the same address, who have consented to such delivery and unless such stockholders have notified us of their desire to receive multiple copies of the Notice or this proxy statement and annual report. We will promptly deliver, upon oral or written request, a separate copy of the Notice or this proxy statement and annual report to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Chuy’s Holdings, Inc., 1623 Toomey Road, Austin, Texas, 78704, Attention: Secretary, Telephone: (512) 473-2783. Stockholders residing at the same address and currently receiving only one copy of the Notice or this proxy statement and annual report may contact our Secretary at the address above to request multiple copies of the Notice or this proxy statement and annual report in the future. Stockholders residing at the same address and currently receiving multiple copies of the Notice or this proxy statement and annual report may contact the Secretary at the address above to request that only a single copy of the Notice or this proxy statement and annual report be mailed to them in the future.
Availability of Form 10-K

Our Annual Report on Form 10-K is available online at www.chuys.com in the Investors section. We will provide to any stockholder, without charge, upon written request, a copy of the Annual Report on Form 10-K for the fiscal year ended December 25, 2022, as filed with the SEC. Such requests should be addressed to Chuy’s Holdings, Inc., 1623 Toomey Road, Austin, Texas, 78704, Attention: Secretary.

Other Matters
The board of directors does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.
By Order of the Board of Directors,
Tim Larson
Vice President, General Counsel and Secretary
Austin, Texas
June 7, 2023

Appendix A
Proposed 2023 Employee Stock Purchase Plan
1.Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Companies with an opportunity to purchase Common Stock through accumulated Contributions. The Company intends for the Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code and the provisions of the Plan will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code.
2.Definitions.
a.“Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.
b.“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. An entity shall be deemed an Affiliate for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” or “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise
c.“Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where options are, or will be, granted under the Plan.
d.“Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.
e.“Board” means the Board of Directors of the Company.
f.“Change in Control” shall be deemed to have occurred if an event set forth in any one of the following paragraphs shall have occurred:
i.any Person, other than the Company or a Subsidiary thereof, becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities (the “Outstanding Company Voting Securities”), excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below or any acquisition directly from the Company; or
ii.the following individuals cease for any reason to constitute a majority of the number of Directors then serving on the Board: individuals who, during any period of two consecutive years, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two year period or whose appointment, election or nomination for election was previously so approved or recommended; or
iii.the consummation of a merger or consolidation of the Company or any Subsidiary thereof with any other corporation, other than a merger or consolidation (A) that results in the Outstanding Company Voting Securities immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the Outstanding Company Voting Securities (or such surviving entity or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof) outstanding immediately after such merger or consolidation, and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or
iv.the consummation of a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.
g.“Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code will include such section, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
h.“Committee” means a committee of the Board appointed in accordance with Section 14 hereof.
i.“Common Stock” means the common stock of the Company, par value $0.01 per share.
j.“Company” means Chuy’s Holdings, Inc., a Delaware corporation, or any successor thereto.
k.“Compensation” includes an Eligible Employee’s base salary or base hourly wage, but excludes overtime pay, commissions, bonuses and other incentive compensation. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for a subsequent Offering Period.
l.“Contributions” means the payroll deductions and other additional payments that the Company may permit to be made by a Participant to fund the exercise of options granted pursuant to the Plan.
m.“Designated Company” means any Subsidiary of the Company that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan.
n.“Director” means a member of the Board.
o.“Eligible Employee” means any individual who is a common law employee providing services to the Company or a Designated Company and is customarily employed for at least 20 hours per week by the Employer. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves or is legally protected under Applicable Laws. Where the period of leave exceeds three months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three months and one day following the commencement of such leave. Notwithstanding the foregoing, the Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering, determine (on a uniform and nondiscriminatory basis or as otherwise permitted by U.S. Treasury Regulation Section 1.423-2) that the definition of Eligible Employee will or will not, as applicable, include an individual if he or she: (i) has not completed at least two years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than 20 hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than five months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Offering in an identical manner to all highly compensated individuals of the Employer whose Eligible Employees are participating in that Offering. Each exclusion will be applied with respect to an Offering in a manner complying with U.S. Treasury Regulation Section 1.423-2(e)(2)(ii).
p.“Employer” means the employer of the applicable Eligible Employee(s).
q.“Enrollment Date” means the first Trading Day of an Offering Period.
r.“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
s.“Exercise Date” means a date on which each outstanding option granted under the Plan will be exercised (except if the Plan has been terminated), as may be determined by the Administrator, in its discretion and on a uniform and nondiscriminatory basis from time to time prior to an Enrollment Date for all options to be granted on such Enrollment Date. For purposes of clarification, there may be multiple Exercise Dates during an Offering Period.
t.“Fair Market Value” as of a particular date shall mean: (i) if the Shares are listed on any established stock exchange or a national market system, including, without limitation, the New York Stock Exchange or the Nasdaq Stock Market, the Fair Market Value shall be the closing price of a Share (or if no sales were reported, the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination; (ii) if the Shares are not then listed on a national securities exchange, the average of the highest reported bid and lowest reported asked prices for a Share as reported by the National Association of Securities Dealers, Inc. Automated Quotations System for the last preceding date on which there was a sale of such stock in such market; or (iii) whether or not the Shares are then listed on a national securities exchange or traded in an over-the-counter market or the value of such Shares is not otherwise determinable, such value as determined by the Administrator in good faith and in a manner not inconsistent with the regulations under Section 409A of the Code.
u.“Fiscal Year” means a fiscal year of the Company.
v.“New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.
w.“Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 4. For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3).
x.“Offering Period” means a period beginning on such date as may be determined by the Administrator in its discretion and ending on such Exercise Date as may be determined by the Administrator in its discretion, in each case on a uniform and nondiscriminatory basis. The duration and timing of Offering Periods may be changed pursuant to Sections 4, 19 and 20.
y.“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
z.“Participant” means an Eligible Employee that participates in the Plan.
aa.“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, however, a Person shall not include (i) the Company or any of its Subsidiaries; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company.
bb. “Plan” means this Chuy’s Holdings, Inc. 2023 Employee Stock Purchase Plan.
cc. “Purchase Period” means the period, as determined by the Administrator in its discretion on a uniform and nondiscriminatory basis, during an Offering Period that commences on the Offering Period’s Enrollment Date and ends on the next Exercise Date, except that if the Administrator determines that more than one Purchase Period should occur within an Offering Period, subsequent Purchase Periods within such Offering Period commence after one Exercise Date and end with the next Exercise Date at such time or times as the Administrator determines prior to the commencement of the Offering Period.
dd. “Purchase Price” means the price per Share of the Common Stock purchased under any option granted under the Plan as determined by the Administrator from time to time, in its discretion and on a uniform and nondiscriminatory basis for all options to be granted on an Enrollment Date. With respect to any option granted under this Plan, the initial Purchase Price shall not be less than the lesser of 85% of the Fair Market Value of a Share on (i) the Enrollment Date and (ii) the Exercise Date, or such other amount as may be required under Section 423 of the Code.
ee. “Share” means a share of Common Stock.
ff. “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
gg. “Trading Day” means a day on which the national stock exchange upon which the Common Stock is listed is open for trading.
hh. “U.S. Treasury Regulations” means the Treasury regulations of the Code. Reference to a specific Treasury Regulation will include such Treasury Regulation, the section of the Code under which such regulation was promulgated, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such Section or regulation.
3.Eligibility.
a.Offering Periods. Any Eligible Employee on a given Enrollment Date will be eligible to participate in the Plan, subject to the requirements of Section 5.
b.Non-U.S. Employees. Eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code.

c.Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate, which exceeds $25,000 worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations thereunder.
4.Offering Periods. Offering Periods will expire on the earliest to occur of (i) the completion of the purchase of Shares on the last Exercise Date occurring within 27 months of the applicable Enrollment Date on which the option to purchase Shares was granted, or (ii) such shorter period as may be established by the Administrator from time to time, in its discretion and on a uniform and nondiscriminatory basis, prior to an Enrollment Date for all options to be granted on such Enrollment Date.
5.Participation. An Eligible Employee may participate in the Plan by (i) submitting to the Company’s stock administration office (or its designee) a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose or (ii) following an electronic or other enrollment procedure determined by the Administrator, in either case on or before a date determined by the Administrator prior to an applicable Enrollment Date.
6.Contributions.
a.At the time a Participant enrolls in the Plan pursuant to Section 5, he or she will elect to have Contributions (in the form of payroll deductions or otherwise, to the extent permitted by the Administrator) made on each pay day during the Offering Period in an amount that will be subject to such limits as the Administrator may establish from time to time, in its discretion and on a uniform and nondiscriminatory basis, for all options to be granted on any Enrollment Date. The Administrator, in its sole discretion, may permit all Participants in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means set forth in the subscription agreement prior to each Exercise Date of each Purchase Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.
b.In the event Contributions are made in the form of payroll deductions, such payroll deductions for a Participant will commence on the first pay day following the Enrollment Date and will end on the last pay day on or prior to the last Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10 hereof.
c.All Contributions made for a Participant will be credited to his or her account under the Plan and Contributions will be made in whole percentages of his or her Compensation only. A Participant may not make any additional payments into such account.
d.A Participant may discontinue his or her participation in the Plan as provided under Section 10. Except as may be permitted by the Administrator, as determined in its sole discretion, a Participant may not change the rate of his or her Contributions during an Offering Period.
e.Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(c), a Participant’s Contributions may be decreased to 0% at any time during a Purchase Period. Subject to Section 423(b)(8) of the Code and Section 3(c) hereof, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Purchase Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10.
f.Notwithstanding any provisions to the contrary in the Plan, the Administrator may allow Participants to participate in the Plan via cash contributions instead of payroll deductions if (i) payroll deductions are not permitted under applicable local law, or (ii) the Administrator determines that cash contributions are permissible under Section 423 of the Code.
g.At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s Compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).
7.Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of Shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Eligible Employee be permitted to purchase during each Purchase Period more than a maximum number of Shares of Common Stock determined by the Administrator prior to the first Offering Period, if any (with such number subject to any adjustment pursuant to Section 19) and provided further that such purchase will be subject to the limitations set forth in Sections 3(c) and 13. The Eligible Employee may accept the grant of such option by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of Shares of Common Stock that an Eligible Employee may purchase during each Purchase Period. Exercise of the option will occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10. The option will expire on the last day of the Offering Period.
8.Exercise of Option.
a.Unless a Participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of Shares of Common Stock will be exercised automatically on each Exercise Date, and the maximum number of full Shares subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account. No fractional Shares of Common Stock will be purchased; any Contributions accumulated in a Participant’s account that are not sufficient to purchase a full Share will be retained in the Participant’s account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10. Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase Shares hereunder is exercisable only by him or her.
b.If the Administrator determines that, on a given Exercise Date, the number of Shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of Shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii)

the number of Shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the Shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or (y) provide that the Company will make a pro rata allocation of the Shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20. The Company may make a pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date.
9.Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of Shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the Shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that Shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of Share transfer. The Company may require that Shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such Shares. No Participant will have any voting, dividend, or other stockholder rights with respect to Shares of Common Stock subject to any option granted under the Plan until such Shares have been purchased and delivered to the Participant as provided in this Section 9.
10.Withdrawal.
a.A Participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time, subject to any limitations imposed by the Administrator and/or by Company policies, by (i) submitting to the Company’s stock administration office (or its designee) a written notice of withdrawal in the form determined by the Administrator for such purpose, or (ii) following an electronic or other withdrawal procedure determined by the Administrator. All of the Participant’s Contributions credited to his or her account will be paid to such Participant after receipt of notice of withdrawal as soon as practicable, subject to any terms and conditions as the Administrator may in its discretion impose, and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of Shares will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 5.
b.A Participant’s withdrawal from an Offering Period will not have any effect on his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.
11.Termination of Employment. Upon a Participant’s ceasing to be an Eligible Employee for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase Shares of Common Stock under the Plan will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such Participant’s option will be automatically terminated. Unless otherwise provided by the Administrator, a Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Company will not be treated as terminated under the Plan.

12.Interest. No interest will accrue on the Contributions of a participant in the Plan, except as may be required by Applicable Law, as determined by the Company, and if so required by the laws of a particular jurisdiction, except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f).
13.Stock.
a.Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of Shares of Common Stock that will be made available for sale under the Plan will be 500,000 Shares of Common Stock.
b.Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise.
c.Until the Shares of Common Stock are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will have only the rights of an unsecured creditor with respect to such Shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such Shares.
d.Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse, as the Participant may elect.
14.Administration. The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to: (i) construe, interpret and apply the terms of the Plan, (ii) delegate ministerial duties to any of the Company’s employees, (iii) supply omissions or correct defects in the Plan, (iv) designate separate Offerings under the Plan, (v) designate Subsidiaries of the Company as participating in the Plan, (vi) determine eligibility, (vii) adjudicate all disputed claims filed under the Plan and (viii) establish such procedures that it deems necessary for the administration of the Plan (including, without limitation, to adopt such procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans may take precedence over other provisions of this Plan, with the exception of Section 13(a) hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan will govern the operation of such sub-plan). Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f), the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees residing solely in the U.S. Every finding, decision, and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.
15.Designation of Beneficiary.
a.If permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any Shares of Common Stock and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such Participant of such Shares and cash. In addition, if permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.
b.Such designation of beneficiary may be changed by the Participant at any time by notice in a form determined by the Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company will deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
c.All beneficiary designations will be in such form and manner as the Administrator may designate from time to time. Notwithstanding Sections 15(a) and (b) above, the Company and/or the Administrator may decide not to permit such designations by Participants in non-U.S. jurisdictions to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).
16.Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive Shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.
17.Use of Funds. The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions. Until Shares of Common Stock are issued, Participants will have only the rights of an unsecured creditor with respect to such Contributions and such Shares.
18.Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of Shares of Common Stock purchased and the remaining cash balance, if any.
19.Adjustments, Dissolution, Liquidation, Merger, or Change in Control.
a.Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, and the numerical limits of Sections 7 and 13.
b.Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.
c.Change in Control. In the event of a Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation fails to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period will end. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date, the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.
20.Amendment or Termination.
a.The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of Shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 19). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase Shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under Applicable Laws, as further set forth in Section 12 hereof) as soon as administratively practicable.
b.Without stockholder consent and without limiting Section 20(a), the Administrator will be entitled to change the Offering Periods or Purchase Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit Contributions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed Contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.
c.In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:
i.amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;
ii.altering the Purchase Price for any Offering Period or Purchase Period including an Offering Period or Purchase Period underway at the time of the change in Purchase Price;
iii.shortening any Offering Period or Purchase Period by setting a New Exercise Date, including an Offering Period or Purchase Period underway at the time of the Administrator action;
iv.reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and

v.reducing the maximum number of Shares of Common Stock a Participant may purchase during any Offering Period or Purchase Period.
Such modifications or amendments will not require stockholder approval or the consent of any Participants.
21.Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
22.Conditions Upon Issuance of Shares. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the U.S. Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.
As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.
23.Section 409A of the Code. The Plan is exempt from the application of Section 409A of the Code and any ambiguities herein will be interpreted to so be exempt from Section 409A of the Code. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Code Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Administrator would not violate Code Section 409A. Notwithstanding the foregoing, the Company will have no liability to a Participant or any other party if any option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that any option to purchase Common Stock under the Plan is compliant with Section 409A of the Code.
24.Term of Plan. The Plan will become effective upon approval by the stockholders. It will continue in effect for a term of 10 years, unless sooner terminated under Section 20.
25.Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.
26.Governing Law. The Plan will be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice-of-law provisions).
27.No Right to Employment. Participation in the Plan by a Participant will not be construed as giving a Participant the right to be retained as an employee of the Company or a Subsidiary or Affiliate of the Company, as applicable. Further, the Company or a Subsidiary or Affiliate of the Company may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan.
28.Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.
29.Compliance with Applicable Laws. The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.

Appendix B
Proposed Amendment to the Company's Certificate of Incorporation to Eliminate Personal Liability of Officers for Monetary Damages for Breach of Fiduciary Duty as an Officer
The proposed amendment would add the following to the Certificate of Incorporation as a new Section 2 of Article VIII:
Section 2: Elimination of Monetary Liability for Officers. No officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as an officer. Notwithstanding the foregoing sentence, an officer shall be liable to the extent provided by applicable law: (A) for any breach of the officer’s duty of loyalty to the Company or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) for any transaction from which such officer derived an improper personal benefit, or (D) in any action by or in the right of the Company. Solely for purposes of this Section 2 of Article VIII, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL as currently in effect and as it may hereafter be amended.
Any repeal or modification of the foregoing provisions of this Section 2 of Article VIII by the stockholders of the Company shall not adversely affect any right or protection of an officer of the Company existing at the time of such repeal or modification.

Appendix C
Proposed Amendment to the Company's Bylaws to Designate an Exclusive Forum for Certain Litigation
The proposed amendment would add the following to the Bylaws as a new Bylaw 41:
41. Exclusive Forum For Certain Litigation. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (a) any derivative action or proceeding brought on behalf of the Company; (b) any action asserting a breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders; (c) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the DGCL, the Company’s Amended and Restated Certificate of Incorporation or these Bylaws; (d) any action or proceeding to interpret, apply, enforce or determine the validity of the Company’s Amended and Restated Certificate of Incorporation or these Bylaws (including any right, obligation, or remedy thereunder); (e) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or (f) any action asserting a claim against the Company or any director or officer or other employee of the Company that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Bylaw 41 shall not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision.
Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Bylaw 41.

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Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on July 26, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

CHUY'S HOLDINGS, INC. 1623 TOOMEY ROAD AUSTIN, TX 78704
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on July 26, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:				☒
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except
1.Election of Directors		☐	☐	☐	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
Nominees:
01) Steve Hislop	02) Jon Howie	03) Jody Bilney

The Board of Directors recommends you vote FOR proposals 2, 3, 4, 5 and 6.					For	Against	Abstain
2.Approval of the non-binding, advisory vote on executive compensation.					☐	☐	☐
3.Approval of the Chuy’s Holdings, Inc. 2023 Employee Stock Purchase Plan.					☐	☐	☐
4.Approval of an amendment to the Company’s Certificate of Incorporation to eliminate personal liability of officers for monetary damages for breach of fiduciary duty as an officer.					☐	☐	☐
5.Approval of an amendment to the Company’s Bylaws to add an exclusive forum provision.					☐	☐	☐
6.The ratification of the appointment of RSM US LLP as the Company's independent registered public accounting firm for 2023.					☐	☐	☐
Note: Such other business as may properly come before the meeting or any adjournment thereof.

		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

CHUY'S HOLDINGS, INC.
Annual Meeting of Stockholders
July 27, 2023	9:00 AM
This proxy is solicited by the Board of Directors

The stockholders hereby appoint Steve Hislop, Jon Howie and Tim Larson, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CHUY'S HOLDINGS, INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Central Time on July 27, 2023, at Chuy’s Holdings, Inc., 1623 Toomey Rd., Austin, TX 78704, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side